Exhibit 99.3

OCONEE FEDERAL

SAVINGS AND LOAN ASSOCIATION

SENECA, SOUTH CAROLINA

Conversion Valuation Appraisal Report

As of September 3, 2010

Prepared by:

McAuliffe Financial, LLC

19457 Olson Ave., Lake Oswego, OR 97034

McAuliffe Financial, LLC

September 3, 2010

Board of Directors

Oconee Federal Savings and Loan Association

115 E. North 2nd Street

Seneca, South Carolina 29678

Dear Board Members:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the OTS, dated as of October 21, 1994; and applicable regulatory interpretations thereof.

Description of Reorganization

The Board of Directors of Oconee Federal Savings and Loan Association (“Oconee Federal” or the “Association”) has adopted a plan of reorganization pursuant to which Oconee Federal will convert and reorganize into a mutual holding company structure. As part of the reorganization, Oconee Federal will become a wholly-owned subsidiary of Oconee Federal Financial Corp. (“Oconee Federal Financial” or the “Holding Company”), a federal corporation, and Oconee Federal Financial will issue a majority of its common stock to Oconee Federal, MHC (the “MHC”) a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a Subscription offering to the Association’s Eligible Account Holders, Tax-Qualified Employee Plans, including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Community offering. In addition, as part of the reorganization, the Association will establish a charitable foundation (the “Foundation”) to further the Association’s commitment to the local community. The Foundation will be funded with $2,500,000 of Oconee Federal Financial stock and cash. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Holding Company’s stock. As a result of the reorganization, it is anticipated that public stockholders will own 33% of the total stock issued by the Holding Company and the Foundation and the MHC will own 2% and 65%, respectively.

McAuliffe Financial, LLC

The aggregate amount of stock sold by the Holding Company cannot exceed the appraised value of the Association. Immediately following the offering, the primary assets of the Holding Company will be the capital stock of the Association and the net offering proceeds remaining after contributing proceeds to the Association in exchange for 100 percent of the capital stock of the Association. The Holding Company will contribute at least 50 percent of the net offering proceeds in exchange for the Association’s capital stock. The remaining net offering proceeds, retained at the Holding Company, will be used to fund a loan to the ESOP and provide general working capital.

McAuliffe Financial, LLC

McAuliffe Financial, LLC. (“McAuliffe Financial”) is a financial consulting firm serving the financial services industry that, among other things, specializes in financial valuations and analyses of business enterprises and securities. The background and experience of McAuliffe Financial is detailed in Exhibit VI-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Association and the other parties engaged by Oconee Federal Financial to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Association’s and the Holding Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Association that has included a review of its audited financial information for fiscal years ended June 30, 2005 through June 30, 2010, various unaudited information and internal financial reports through June 30, 2010 and due diligence related discussions with the Association’s management; Cherry, Bekaert & Holland, L.L.P., the Association’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., the Association’s counsel in connection with the reorganization and stock offering; and Mutual Securities, Inc., the Association’s marketing advisor in connection with the Holding Company’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Association operates and have assessed the Association’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Association and the industry as a whole. We have analyzed the potential effects of conversion on the Association’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Association’s primary market area and have compared the Association’s financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stock of all publicly-traded mutual holding companies. We have also considered the expected market for the Association’s

McAuliffe Financial, LLC

public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.

Our Appraisal is based on the Association’s representation that the information contained in the regulatory applications and additional information furnished to us by the Association, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Association, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Association. The valuation considers the Association only as a going concern and should not be considered as an indication of the Association’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Association, the MHC and the Holding Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Association’s value alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Holding Company or the Association following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Holding Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 3, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, total shares issued to public stockholders, the Foundation as well as to the MHC, was $48,000,000 at the midpoint, equal to 4,800,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $40,800,000 and a maximum value of $55,200,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,080,000 shares at the minimum to 5,520,000 shares at the maximum. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $63,480,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,348,000. The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 33% ownership interest of the Holding Company. In addition to the shares issued publicly, the Foundation will hold a 2% ownership interest in the Holding Company. Accordingly, the offering range of the public stock will be $13,464,000 at the

McAuliffe Financial, LLC

minimum, $15,840,000 at the midpoint, $18,216,000 at the maximum and $20,948,400 at the top of the super range. Based on the public offering range, plus shares issued to the Foundation, the public ownership of the shares will represent 35% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

McAuliffe Financial’s valuation was determined based on the financial condition and operations of Oconee Federal as of June 30, 2010, the date of the financial data included in the regulatory applications and prospectus.

McAuliffe Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by McAuliffe Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Association’s financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

McAuliffe Financial, LLC

Table of Contents

I.	DESCRIPTION OF OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION	3
	Overview of the Association	3
	Balance Sheet Trends	3
	Lending Activities	6
	Asset Quality	9
	Funding Composition	10
	Interest Rate Risk Management and Asset/Liability Management	12
	Capital	14
	Profitability Trends	14
	Properties	18
	Subsidiary Activities	19
	Legal Proceedings	19
II.	MARKET AREA ANALYSIS	20
	Introduction	20
	Demographics	21
	Unemployment Rates	23
	Competition in Oconee County	23
	Summary	24
III.	COMPARISONS WITH PUBLICLY TRADED THRIFT	26
	Introduction	26
	Selection Process	26
	Review of the Comparable Group	28
	Asset Size	28
	Balance Sheet Mix	29
	Asset Quality	29
	Equity to Asset Level	29
	Profitability	29

McAuliffe Financial, LLC

	Conclusion	30
	Key Financial Measures	30
IV.	MARKET VALUE ADJUSTMENTS	31
	Introduction	31
	Financial Condition	31
	Balance Sheet Growth	36
	Earnings Performance	37
	Market Area Review	39
	Cash Dividends	40
	Liquidity of the Issue	46
	Management	46
	Regulatory Impacts	47
	Marketing of the Issue	48
	Summary of Valuation Adjustments	53
V.	MARKET VALUE DETERMINATION	54
	Introduction	54
	Discussion of Pricing Ratios	54
	Price to Earnings Ratio	54
	Price to Book Value/Price to Tangible Book Value Ratio	55
	Price to Assets Ratio	55
	Fully Converted Pro Forma Value	55
	MHC Valuation	57
	MHC Pricing Multiple Comparison	59
	Valuation Conclusion	59

McAuliffe Financial, LLC

I.	DESCRIPTION OF OCONEE FEDERAL SAVINGS AND LOAN ASSOCIATION

Overview of the Association

Oconee Federal was originally chartered in 1924 and the Association was issued a federal charter in 1992. Oconee Federal operates a main office in Seneca, South Carolina and three branch offices, all in Oconee County, in northwestern South Carolina. At June 30, 2010, the Association’s total assets equaled $333.5 million. The Association’s primary market area of Oconee County is largely rural, with no major population centers. Oconee County is called the “Golden Corner” of South Carolina with its abundance of lakes and rivers in the northwest corner of the state.

Historically, Oconee Federal’s lending efforts have focused on the origination of permanent one-to-four family residential mortgage loans that are retained in portfolio. To a much lesser extent, the Association has originated various other nonresidential real estate, construction and consumer loans to increase the interest rate sensitivity and improve loan yields. At June 30, 2010, 93.8% of the Association’s total loan portfolio was comprised of permanent one-to-four family residential mortgage loans.

Oconee Federal’s business plan states that current policies and guidelines limit the Association’s lending area to Oconee County and the nearby surrounding communities and townships in adjacent counties (predominately Pickens and Anderson Counties) in South Carolina. The business plan further states that Oconee Federal prides itself in being a community oriented Association. Management believes that Oconee Federal has maintained a very positive image in Oconee County over the years. Management believes in promoting home ownership in the local communities. For that reason, the Association’s primary focus has been and will continue to be on residential mortgage lending. The primary liability funding source for Oconee Federal is retail deposits raised through the Association’s four retail offices. Currently, the Association only accepts deposits from individuals and entities that have a verifiable address in Oconee County. The Association does not and will not solicit brokered deposits.

Balance Sheet Trends

Table 1.1 presents key balance sheet data for Oconee Federal for the six fiscal years ended June 30, 2005 through June 30, 2010. Over this period, Oconee Federal’s asset base has increased overall by $29.9 million to $333.5 million at June 30, 2010. This represents a total growth rate of 9.9%, or 1.9% on an annualized basis.

McAuliffe Financial, LLC

Table 1.1

Oconee Federal Savings and Loan Association

Selected Balance Sheet Items

(Dollars in Thousands)

	At June 30,
	2005	% Assets	2006	% Assets	2007	% Assets	2008	% Assets	2009	% Assets	2010	% Assets
Total Assets	$303,636	100.00%	$300,109	100.00%	$296,872	100.00%	$309,504	100.00%	$311,584	100.00%	$333,546	100.00%
Cash and Cash Equivalents	9,552	3.15%	6,802	2.27%	19,674	6.63%	38,970	12.59%	50,709	16.27%	49,792	14.93%
Investment Securities	75,156	24.75%	54,570	18.18%	34,903	11.76%	21,318	6.89%	50	0.02%	33	0.01%
Mortgage Backed Securities	2,012	0.66%	1,501	0.50%	1,199	0.40%	951	0.31%	8,914	2.86%	12,117	3.63%
FHLB Stock	624	0.21%	969	0.32%	535	0.18%	537	0.17%	540	0.17%	540	0.16%
Loans Receivable, net	211,275	69.58%	230,941	76.95%	234,855	79.11%	242,203	78.26%	245,969	78.94%	264,328	79.25%
Real Estate owned	126	0.04%	—	0.00%	—	0.00%	58	0.02%	100	0.03%	751	0.23%
Other Assets	4,891	1.61%	5,326	1.77%	5,706	1.92%	5,467	1.77%	5,302	1.70%	5,985	1.79%

Deposits (incl Escrows)	247,888	81.64%	234,709	78.21%	237,092	79.86%	251,777	81.35%	252,750	81.12%	272,606	81.73%
Borrowings	—	0.00%	8,000	2.67%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Other Liabilities	3,886	1.28%	3,080	1.03%	3,506	1.18%	2,197	0.71%	1,766	0.57%	1,279	0.38%

Total Liabilities	251,774	82.92%	245,789	81.90%	240,598	81.04%	253,974	82.06%	254,516	81.68%	273,885	82.11%
Retained Earnings	48,617	16.01%	51,490	17.16%	53,258	17.94%	54,752	17.69%	57,068	18.32%	59,661	17.89%
Accum Other Comp Income	3,245	1.07%	2,830	0.94%	3,016	1.02%	778	0.25%	—	0.00%	—	0.00%

Equity	51,862	17.08%	54,320	18.10%	56,274	18.96%	55,530	17.94%	57,068	18.32%	59,661	17.89%

Tangible Equity / Tg. Assets		17.08%		18.10%		18.96%		17.94%		18.32%		17.89%

Loans / Deposits	85.23%		98.39%		99.06%		96.20%		97.32%		96.96%

Source: Oconee Federal’s audited financial statements and Offering Prospectus

McAuliffe Financial, LLC

Loans, net of the allowance for loan losses, comprise the largest component of assets, equaling $264.3 million (79.3% of assets) as of June 30, 2010. Between June 30, 2005 and June 30, 2010, the Association’s loan portfolio increased by $53.1 million or 25%. The largest component of the loan portfolio has consisted of permanent one-to-four family mortgage loans, which has exceeded over 90% of total loans during recent years.

As the Association’s loan levels have increased since June 2005, the levels of cash, cash equivalents and investment securities have declined. Cash, cash equivalents and investment securities have gradually declined from $87.4 million or 28.8% of assets at June 30, 2005, to $62.5 million or 18.7% of assets at June 30, 2010. During the last five years, the Association has significantly reduced its investments in U.S. Treasury Notes and has only partially replaced these maturing securities with short-term interest-earning deposits and agency mortgage-backed securities (or “MBS”) guaranteed or insured by Ginnie Mae and Freddie Mac. At June 30, 2010, the majority of $49.8 million of cash and cash equivalents were concentrated in low yielding and short-term interest-earning deposits. The $12.1 million MBS portfolio included $11.6 million of Ginnie Mae’s.

The asset base is funded with retail deposits and capital. Oconee Federal has rarely relied on FHLB borrowings to fund loan demand or meet asset/liability goals. The Association repaid all of its FHLB of Atlanta borrowings in November 2006. All of the Association’s deposits are local deposits. Declining from $247.9 million to $234.7 million between June 30, 2005 and June 30, 2006, Oconee Federal’s deposit levels have gradually increased during the last four years and equaled $272.6 million or 81.7% of total assets at June 30, 2010. Overall, between June 30, 2005 and June 30, 2010, the Association’s GAAP equity increased from $51.9 million or 17.1% of assets to $59.7 million or 17.9% of assets. With the exception of fiscal year 2008, Oconee Federal experienced an increase in its equity level in each of the last five years. In fiscal 2008, reported net income of $1.5 million was offset by other comprehensive losses of $2.2 million related to unrealized losses on Freddie Mac common stock. As a result, the Association’s equity declined by over $700,000 in 2008. The Association is a “well capitalized” institution pursuant to regulatory standards.

McAuliffe Financial, LLC

Lending Activities

As presented in Table 1.2, Oconee Federal’s lending activities have emphasized the origination of permanent one-to-four family residential mortgage loans. Between June 30, 2006 and June 30, 2010, these types of loans constituted between 93% and 95% of the Association’s total loan portfolio.

Table 1.2

Oconee Federal Savings and Loan Association

Loan Portfolio

	At June 30,
	2010		2009		2008		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:

One- to four-family (1)	$250,390	93.81%	$232,106	93.66%	$230,260	94.37%	$225,424	95.29%	$222,163	95.49%
Multi-family	380	0.14	395	0.16	480	0.20	234	0.10	284	0.12
Home equity/second mortgage	510	0.19	892	0.36	1,239	0.51	458	0.19	138	0.06
Non-residential	9,456	3.55	8,353	3..38	5,751	2.35	3,045	1.29	2,992	1.29
Construction and land	5,158	1.93	4,867	1.96	5,116	2.10	6,304	2.67	5,914	2.54

Total real estate loans	265,894	99.62	246,613	99.52	242,846	99.54	235,465	99.54	231,491	99.50

Consumer and other loans	1,012	0.38	1,194	0.48	1,141	0.47	1,102	0.47	1,158	0.50

Total loans	$266,906	100.00%	$247,807	100.00%	$243,987	100.00%	$236,567	100.00%	$232,649	100.0%

Net deferred loan fees	(1,690)		(1,580)		(1,459)		(1,428)		(1,426)
Allowance for losses	(888)		(258)		(325)		(284)		(282)

Loans, net	$264,328		$245,969		$242,203		$234,855		$230,941

1.	Includes loans secured by modular and manufactured homes as of June 30, 2010.

Source: Oconee Federal Financial Corp.’s Offering Prospectus.

The Association plans to continue to offer permanent and construction one-to-four family residential mortgage loans, while also originating smaller volumes of multifamily, church loans, home equity and consumer loans. The majority of Oconee Federal’s one-to-four family residential mortgage loans consist of loans which are conforming to standards set by Freddie Mac or Fannie Mae, notwithstanding the fact that the Association currently holds all the loans it originates for portfolio. The Association seeks to emphasize 15 year and 30 year residential mortgages.

At June 30, 2010, the Association’s loan portfolio reflects permanent first mortgage loans secured by one-to-four family residential properties totaling $250.4 million, or 93.8% of total loans. At the same date, construction and land loans (predominantly residential) approximated 1.9% of the loan portfolio while the balance of the loan portfolio consisted of consumer and

McAuliffe Financial, LLC

second mortgage/home equity loans (0.6%), and multifamily and nonresidential loans (3.6%). The Association has elected not to make commercial business loans and there are no such loans in portfolio.

Due to consumer demand in the current low interest rate environment, management estimates that approximately 90% of residential loan originations in recent years have been 15- to 30- year fixed-rate loans secured by one-to-four family residential real estate. The Association’s current Business Plan anticipates a similar percentage of fixed-rate loan origination volume versus adjustable-rate volume during the next three years.

The Association generally originates fixed-rate one-to-four family residential loans in accordance with Fannie Mae and Freddie Mac secondary market underwriting standards. At June 30, 2010, the Association had $163 million of fixed-rate residential loans with 30 year contractual maturities and $62 million of fixed-rate residential loans with 15 year contractual maturities. However, based on prepayment rates, management estimates that the average life of fixed-rate loans has been 8 to 10 years during recent years.

In order to reduce the term to re-pricing of the loan portfolio, Oconee Federal also originates adjustable-rate one-to-four family residential mortgage loans. Current adjustable-rate mortgage loans carry interest rates that adjust annually at a margin tied to the Federal Housing Finance Board’s national average contractual rate on previously occupied homes. The adjustable-rate one- to four-family residential mortgage loans have contractual maturity terms of 15 or 30 years. The adjustable-rate mortgage loans currently offered by the Association generally provide for a 100 basis point annual interest rate change cap and a lifetime upward cap of 500 basis points over the initial rate. At June 30, 2010, $21.1 million, or 8.5% of the one-to-four family residential mortgage loans, had adjustable rates of interest.

The Association currently originates residential mortgage loans for portfolio with loan-to-value ratios of up to 80% for both owner occupied one-to-four family homes and for non-owner occupied homes.

Oconee Federal is an active originator of residential construction loans. The Association offers construction loans both to local home builders and to individuals building custom homes in Oconee County. Typically, a construction loan funded by the Association will convert to a permanent mortgage loan within a year of original funding. At June 30, 2010, construction and land loans outstanding totaled $5.2 million.

McAuliffe Financial, LLC

At June 30, 2010, the Association had $9.4 million in nonresidential mortgage loans, representing 3.5% of total loan portfolio. Although the Association’s credit underwriting guidelines authorize the origination or purchase of loans secured by a first lien on commercial properties, with maturity terms of up to 5 years and maximum loan-to-value ratios of 75%, the Association does not currently fund these types of loans. Most of the Association’s currently outstanding nonresidential loans are secured by church properties. At June 30, 2010, the Association had 5 church loans with balances greater than $500,000. The two largest of these loans had balances of $3.6 million and $1.6 million, respectively. All 5 church loans were secured by properties in Oconee County. At June 30, 2010, all church loans were performing in accordance with their terms.

Pursuant to the Association’s credit underwriting guidelines, loans on church properties can have a maximum term of 20 years with a maximum loan-to-value ratio of 75%. All of the Association’s church loans have a fixed rate of interest.

Based on the housing stock in the Association’s market, multi-family lending has been limited. At June 30, 2010, Oconee Federal had multi-family real estate loans totaling $380,000. The multifamily real estate loans originated generally have a maximum term of 5 years and are secured by small apartment buildings located within the primary market area. The interest rates on these loans are generally slightly higher than the interest rate pricing for single family homes. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property with an appropriate projected debt service coverage ratio.

To date, Oconee Federal’ consumer lending has been limited. At June 30, 2010, the Association had $1.5 million of consumer loans outstanding, including $510,000 of second mortgage/home equity loans, representing 0.6% of the total loan portfolio. At June 30, 2010, the Association also had $956,000 in loans on deposits. While the Association’s credit underwriting guidelines authorize the making of automobile, both new and used, boat, mobile home and trailer loans, the Association does not currently engage in these types of loans. This type of lending, if any, is expected to be very limited in the future.

Oconee Federal does not engage in mortgage banking related activities. Presently, all loans originated by Oconee Federal are retained in portfolio. The Association generally originates loans that conform to secondary market guidelines. Although not specifically planned, Oconee Federal may, however, sell loans in the future for interest rate risk management and for liquidity purposes. The Association does not purchase loans nor have participation interests in loans.

McAuliffe Financial, LLC

Asset Quality

The deteriorating housing market trends over the last three years in the U.S. have also been experienced in Oconee County. As has been the case nationally, Oconee County has witnessed a decline in housing values. As shown in Table 1.3, Oconee Federal’s level of non-performing

Table 1.3

Oconee Federal Savings and Loan Association

Non-Performing Assets

	At June 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$3,214	$1,286	$1,037	$528	$410
Multi-family	—	—	—	—	—
Home equity	—	—	—	—	—
Non-residential	—	211	—	—	—
Construction and land	—	—	—	—	—

Total real estate loans	3,214	1,497	1,037	528	410
Consumer and other loans	—	—	—	—	—

Total nonaccrual loans	$3,214	$1,497	$1,037	$528	$410

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family	$764	$452	$238	$123	$294
Multi-family	—	—	—	—	—
Home equity	—	—	—	—	—
Non-residential	—	—	—	7	—
Construction and land	—	—	—	—	—

Total real estate loans	764	452	238	130	294
Consumer and other loans:
Total accruing loans past due 90 days or more	764	452	238	130	294

Total of nonaccrual and 90 days or more past due loans	$3,978	$1,949	$1,275	$658	$704

Real estate owned:
One- to four-family	$751	$100	$58	$—	$—
Multi-family	—	—	—	—	—
Home equity	—	—	—	—	—
Non-residential	—	—	—	—	—
Other	—	—	—	—	—
Other nonperforming assets	—	—	—	—	—

Total nonperforming assets	$4,729	$2,0490	$1,333	$658	$704

Troubled debt restructurings	—	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$4,729	$2,049	$1,333	$658	$704

Total nonperforming loans to total loans	1.49%	0.79%	0.52%	0.28%	0.30%
Total nonperforming assets to total assets	1.42%	0.66%	0.43%	0.22%	0.23%
Total nonperforming assets to loans and real estate owned	1.77%	0.83%	0.55%	0.28%	0.30%

Source: Oconee Federal Financial Corp.’s Offering Prospectus.

McAuliffe Financial, LLC

assets (non-accrual loans, accruing loans past due 90 days or more and real estate owned (“REO”)), increased significantly between June 30, 2007 and June 30, 2010. After more than tripling, from $658,000 to $2.0 million, between June 30, 2007 and June 30, 2009, non-performing assets (“NPAs”) more than doubled between June 30, 2009 and June 30, 2010, to $4.7 million, or 1.42% of assets. Also, as of June 30, 2009 and June 30, 2010, the Association’s had classified assets as follows:

	At June 30, 2010	At June 30, 2009
	(Dollars in Thousands)
Special Mention	$1,413	$541
Substandard	3,298	3,568
Doubtful	771	121

Total Classified Assets	5,482	4,230

Source: Oconee Federal Financial Corp’s Offering Prospectus

At June 30, 2010, all of the Association’s non-performing assets were collateralized by one-to-four family residential properties.

As shown in Table 1.4, Oconee Federal’s allowance for loan loss levels remained stable between June 30, 2006 and June 30, 2009. Between June 30, 2009 and June 30, 2010, the allowance for loan losses increased from $258,000 (0.10% of total outstanding loans) to $888,000 (0.33% of total outstanding loans). After decreasing from 40.06% to 13.24% of non-performing loans between June 30, 2006 and June 30, 2009, the Association’s allowance for loan losses increased to 22.32% of non-performing loans at June 30, 2010.

Funding Composition

Deposits are the major source of funds for lending and other investment purposes. In addition to deposits, the Association’s other significant sources of funds include liquidity (cash and short-term interest-earning deposits), repayment of loans, maturing investments and earnings from operations. Based on the Association’s growth objectives, these sources should continue to adequately address funding demands.

Retail deposits are raised through Oconee Federal’s four retail offices. Currently, the Association only accepts deposits from individuals and entities that have a verifiable address in

McAuliffe Financial, LLC

Table 1.4

Oconee Federal Savings and Loan Association

Allowance for Loan Losses

	Year Ended June 30,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Allowance at beginning of period	$258	$325	$284	$282	$254
Provision for loan losses	758	(27)	100	7	62

Charge offs:
Real estate loans
One- to four-family	$(128)	$(36)	$(59)	$(6)	$(39)
Multi-family	—	—	—	—	—
Home equity	—	—	—	—	—
Non-residential	—	—	—	—	—
Construction and land	—	—	—	—	—
Consumer and other loans	—	(4)	—	(2)	—

Total charge-offs	$(128)	$(40)	$(59)	$(8)	$(39)

Recoveries:
Real estate loans
One- to four-family	$—	$—	$—	$—	$—
Multi-family	—	—	—	—	—
Home equity	—	—	—	—	—
Non-residential	—	—	—	—	—
Construction and land	—	—	—	—	—
Consumer and other loans	—	—	—	3	5

Total recoveries	—	—	—	3	5

Net (charge-offs) recoveries	$(128)	$(40)	$(59)	$(5)	$(34)

Allowance at end of period	$888	$258	$325	$284	$282

Allowance to nonperforming loans	22.32%	13.24%	25.49%	43.16%	40.06%
Allowance to total loans outstanding at the end of the period	0.33	0.10	0.13	0.12	0.12
Net charge-offs (recoveries) to average loans outstanding during the period	0.05	0.02	0.02	0.00	0.02

Source: Oconee Federal Financial Corp.’s Offering Prospectus

Oconee County. The Association does not solicit brokered deposits. As shown in Table 1.5, certificate of deposits (or “CDs”) constituted the largest portion of the Association’s deposit base, remaining constant at 79% of total deposits during the last three fiscal years. Savings, money market and NOW/demand accounts comprised the remainder of the deposit portfolio with 21% of total deposits. While the Association has historically maintained a heavy concentration of CDs in its deposit base, management believes that this includes a high balance of retirement accounts which have proven to be stable accounts.

McAuliffe Financial, LLC

Table 1.5

Oconee Federal Savings and Loan Association

Deposit Portfolio

	At June 30,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

NOW and demand deposits	$15,399	5.65%	$16,661	6.59%	$17,154	6.81%
Money market deposits	9,338	3.43	6,689	2.65	5,447	2.16
Regular savings and other deposits	32,194	11.81	29,679	11.74	29,755	11.82
Certificates of deposit - IRA	59,388	21.78	54,984	21.75	51,042	20.28
Certificates of deposit - other	156,287	57.33	144,738	57.27	148,378	58.93

Total	$272,606	100.00%	$252,750	100.00%	$251,776	100.00%

Source: Oconee Federal Financial Corp.’s Offering Prospectus.

Although deposits are the primary source of funds, the Association may utilize borrowings when it is a less costly source of funds and can be invested at a positive interest rate spread. Borrowings are utilized when additional liquidity is required to fund loan demand or when it meets asset/liability management goals. Borrowings have historically consisted of advances from the FHLB of Atlanta. The Association’s borrowing capacity is approximately $36 million with the FHLB. At June 30, 2010, the Association did not have any FHLB advances outstanding and had not utilized such borrowings since November 2006, as deposits have been a reliable funding source. Based on anticipated loan volume and liquid asset levels during the next three years, the Association anticipates zero or minimal FHLB borrowings over the foreseeable future.

Interest Rate Risk Management and Asset/Liability Management

Oconee Federal relies heavily on the Interest Rate Risk Exposure Report issued on a quarterly basis by the OTS to monitor and manage the Association’s interest rate risk. The Association relies on the net portfolio value (“NPV”) estimates produced in that report. This methodology measures the changes in equity due to the impact on net interest margin, over a five-year horizon, from instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 and down 100 basis points. Table 1.6 provides the Association’s NPV calculation at June 30, 2010.

McAuliffe Financial, LLC

Table 1.6

Oconee Federal Savings and Loan Association

Interest Rate Sensitivity of Net Portfolio Value (“NPV”)

At June 30, 2010

	NPV Exposure	Dollar Change from Base	Percentage Change from Base	Percentage of Total Assets
		(Dollars in Thousands)

Up 300 basis points	$46,597	$(29,738)	(39)%	14.5%
Up 200 basis points	57,973	(18,362)	(24)	17.4
Up 100 basis points	68,533	(7,803)	(10)	19.9
Base	76,335	—	—	21.6
Down 100 basis points	80,068	3,733	5	22.4

Source: Oconee Federal Financial Corp.’s Offering Prospectus.

Management of Oconee Federal believes that the NPV methodology improves the visibility of the effect of current interest rate risk on future earnings under increasing or decreasing interest rate environments. Accordingly, the Association believes it is in a better position to be proactive in reducing future interest rate risk through management of the growth and composition of interest-earning assets and interest-bearing liabilities within a meaningful time horizon.

On the asset side, Oconee Federal is and will continue to focus on being a portfolio lender of single family residential mortgage loans to local communities within Oconee County; the Association does not sell its mortgage loans. Given the limited customer demand for adjustable-rate product, over 90% of the Association’s residential mortgage portfolio is comprised of 15 and 30 year fixed-rate loans with an average expected life of nine to ten years. Holdings of adequate levels of short-term interest-earning deposits and U.S. government securities help to satisfy the liquidity needs of the Association. Future types of earning assets to be added to the Association’s portfolio may include home equity lines of credit and adjustable-rate mortgage-backed securities.

On the liability side, the strong inflow of core deposits from local customers has substantially limited the Association’s need to rely on other borrowing sources; the Association is viewed as “safe haven” by local depositors. By focusing on deposit inflows versus other

McAuliffe Financial, LLC

borrowing sources, the Association has been able to maintain a relatively low cost of funds. The Bank will continue to be competitive in the setting of deposit rates. If needed in the future, the Association can draw upon its $36 million borrowing capacity with the FHLB; however, the Association has not utilized FHLB advances since the end of 2006.

Capital

Oconee Federal exceeded all regulatory capital requirements at June 30, 2010. The Association qualifies as “well capitalized” on such date. Table 1.7 presents Oconee Federal’s capital position at June 30, 2010.

Table 1.7

Oconee Federal Savings and Loan Association

Capital Position

	Historical at 30-Jun-10
	Amount	Percent of Assets

GAAP capital	$59,661	17.86%

Tangible capital:
Tangible capital	$59,661	17.86%
Requirement	5,011	1.50%

Excess	$54,650	16.36%

Core capital:
Core capital	$59,661	17.86%
Requirement	$10,022	3.00%

Excess	$49,639	14.86%

Risk-based capital:
Tier 1 risk-capital	$59,661	37.64%
Requirement	$6,340	4.00%

Excess	$53,322	33.64%

Total risk-based capital:
Total risk-based capital	$60,549	38.20%
Requirement	12,681	8.00%

Excess	$47,868	30.20%

Source: Oconee Federal Financial Corp.’s Offering Prospectus.

Profitability Trends

Table 1.8 presents income and expense trends for Oconee Federal for the fiscal years ended June 30, 2005 through June 30, 2010. Net income reflected a declining trend between the fiscal years ended June 30, 2005 and June 30, 2008, with net income declining from $3.5

McAuliffe Financial, LLC

Table 1.8

Oconee Federal Savings and Loan Association

Income and Expense Trends

(Dollars in Thousands)

	For the Fiscal Year Ended June 30,
	2005		2006		2007		2008		2009		2010
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	14,447	4.66%	14,966	4.96%	15,523	5.20%	15,846	5.23%	15,473	4.98%	15,084	4.68%
Interest Expense	(5,370)	-1.73%	(6,971)	-2.31%	(9,091)	-3.05%	(9,609)	-3.17%	(7,605)	-2.45%	(5,980)	-1.85%

Net Interest Income	9,077	2.93%	7,995	2.65%	6,432	2.15%	6,237	2.06%	7,868	2.53%	9,104	2.82%
Loan Loss Provision	(93)	-0.03%	(62)	-0.02%	(7)	0.00%	(100)	-0.03%	27	0.01%	(758)	-0.23%

Net Interest Inc. after Prov.	8,984	2.90%	7,933	2.63%	6,425	2.15%	6,137	2.02%	7,895	2.54%	8,346	2.59%

Noninterest income	268	0.09%	330	0.11%	161	0.05%	148	0.05%	90	0.03%	112	0.03%
Gain <Loss> on sale of assets	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	125	0.04%
General & Admin. Expense	(3,801)	-1.22%	(3,829)	-1.27%	(3,890)	-1.30%	(4,021)	-1.33%	(4,240)	-1.37%	(4,583)	-1.42%

Income Before Income Taxes	5,451	1.76%	4,434	1.47%	2,696	0.90%	2,264	0.75%	3,745	1.21%	4,000	1.24%
Income Tax Provision	(1,976)	-0.64%	(1,561)	-0.52%	(928)	-0.31%	(770)	-0.25%	(1,429)	-0.46%	(1,407)	-0.44%

Net Income	3,475	1.12%	2,873	0.95%	1,768	0.59%	1,494	0.49%	2,316	0.75%	2,593	0.80%

Return on Equity		6.94%		5.41%		3.20%		2.67%		4.11%		4.44%

Source: Oconee Federal's audited financial statements and Offering Prospectus

McAuliffe Financial, LLC

million, and a return on assets (“ROA”) of 112 basis points, in fiscal 2005 to $1.5 million, and an ROA of 49 basis points, in fiscal 2008. The decline in profitability during this time period reflected a reduction in the Association’s net interest margins as well as a modest increase in operating expense levels.

Since fiscal 2008, the Association’s profitability has improved, with ROA levels of 75 basis points in fiscal 2009 and 80 basis points for the latest fiscal year ended June 30, 2010. The increase in the Association’s net income levels in 2009 and 2010 reflect improving net interest margins, as the Association has benefited from a steepening yield curve and more favorable interest rate spreads. In particular, the Association has experienced a substantial decline in its cost of deposits, which has offset the decline in interest-earning asset yields, during the latest two fiscal years. As shown in Table 1.9, Oconee Federal’s interest rate spread (or “yield/cost” spread) widened from 1.43% in fiscal 2008 to 2.13% in fiscal 2009 and 2.53% in fiscal 2010.

During fiscal 2010, the Association’s higher net interest income level (net interest income and net interest margin levels improved to $9.1 million and 282 basis points, respectively) was partially offset by a substantial increase in loan loss provision levels to $758,000 (23 basis points as a percent of average assets). The substantial increase in loan loss provisions during fiscal 2010, reflected management’s decision to raise the Association’s allowance for loan losses in response to the deterioration in economic conditions and elevated levels of non-performing assets.

Primarily reflecting a less diversified lending operation, Oconee Federal has maintained a relatively low operating expense ratio. The Association’s non-interest operating expense levels have gradually increased during the last five years, with the operating expense ratio increasing from 122 basis points in fiscal 2005 to 142 basis points in fiscal 2010. In recent years, compensation expense (salaries and employee benefits) have ranged between 58% and 62% of total non-interest expenses. During fiscal 2010, the $343,000 increase in non-interest expenses primarily reflected higher compensation expenses, occupancy and equipment expenses, and FDIC deposit insurance premiums.

Non-interest income has been a small source of revenue for the Association and consists primarily of deposit related fees and service charges as well as income on bank owned life insurance. Also, in fiscal 2010, the Association recorded non-operating gains of $125,000 on the sale of foreclosed real estate. Table 1.10 provides McAuliffe Financial’s calculation of Oconee Federal’s core net income for the latest fiscal year ended June 30, 2010.

McAuliffe Financial, LLC

Table 1.9

Oconee Federal Savings and Loan Association

Average Yields and Costs

	For the Years Ended June 30,
	2010			2009			2008
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$261,915	$14,604	5.58%	$242,326	$14,506	5.99%	$237,509	$13,975	5.88%
Investment securities	9,789	432	4.42	17,627	666	3.78	28,254	805	2.85
Other interest-earning assets	41,217	48	0.12	36,448	301	0.83	24,005	1,066	4.44

Total interest-earning assets	312,921	15,084	4.82	296,402	15,473	5.22	289,768	15,846	5.47

Noninterest-earning assets	10,434			9,787			10,562

Total assets	$323,355			$306,189			$300,330

Liabilities and equity:
Interest-bearing liabilities:
NOW and demand deposits	$13,461	$69	0.51	$14,503	$72	0.50	$13,929	$73	0.53
Money market deposits	7,755	105	1.35	6,083	91	1.50	4,881	73	1.50
Regular savings and other deposits	31,126	334	1.07	29,425	359	1.22	29,516	360	1.22
Certificates of deposit	208,383	5,472	2.63	195,906	7,083	3.62	190,144	9,103	4.79

Total interest-bearing deposits	260,725	5,980	2.29	245,917	7,605	3.09	238,469	9,609	4.03

Total interest-bearing liabilities	260,725	5,980	2.29	245,917	7,605	3.09	238,469	9,609	4.03

Noninterest-bearing demand deposits	1,869			1,797			2,266
Other noninterest-bearing liabilities	2,215			2,387			3,580

Total liabilities	264,809			250,101			244,315

Accumulated other comprehensive income (loss)	12			139			2,025

Retained earnings	58,548			55,949			53,9909

Total equity	58,560			56,088			56,015

Total liabilities and equity	$323,355			$306,189			$300,330

Net interest income		$9,104			$7,868			$6,237

Interest rate spread			2.53%			2.13%			1.43%

Net interest margin			2.91%			2.65%			2.15%

Average interest-earning assets to average interest-bearing liabilities	1.20X			1.21X			1.22X

Source: Oconee Federal Financial Corp. Offering Prospectus

McAuliffe Financial, LLC

Table 1.10

Oconee Federal Savings and Loan Association

Core Net Income Calculation

($000)

Fiscal Year Ended June 30, 2010
Net Income as Reported	$2,593
Pre-Tax Adjustments:
Less: Gains on Sale of REO	(125)
Plus: Other Than Temporary Impairment Charges (Freddie Mac Stock)	17

Total Adjustments	(108)
Income Tax Impact (34%)	37

After-Tax Adjustment	(71)
Core Net Income	$2,522
Core ROA	0.78%
Core ROE	4.32%

Source: Offering Prospectus and McAuliffe Financial calculation.

Properties

As of June 30, 2010, the net book value of Oconee Federal’s properties was $3.3 million.

The following is a list of the Association’s offices:

Table 1.11

Oconee Federal Savings and Loan Association

Properties

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:

115 E. North 2nd St. Seneca, South Carolina	Owned	1966	7,000	$1,186

Main Office Annex:

201 E. North 2nd St. Seneca, South Carolina	Owned	1996	7,500	738

Branch Offices:

813 123 By-Pass Seneca, South Carolina	Owned	1985	5,250	535

204 W. North Broad St. Walhalla, South Carolina	Owned	1973	3,100	478

111 W. Windsor St. Westminster, South Carolina	Owned	1972	3,200	340

				$3,277

Source: Oconee Federal Financial Corp.’s Offering Prospectus

McAuliffe Financial, LLC

Subsidiary Activities

Oconee Federal Savings and Loan Association has no subsidiaries.

Legal Proceedings

Oconee Federal is not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. The Association has indicated that it is not involved in any legal proceedings, the outcome of which would be material to its financial condition or results of operations.

McAuliffe Financial, LLC

II.	MARKET AREA ANALYSIS

Introduction

Oconee Federal operates out of 4 offices in the northwestern portion of South Carolina. The Association’s primary market area for its lending and deposit gathering base consists of the communities within and contiguous to Oconee County. Oconee County is intersected by Interstate 85 and is located approximately half-way between Atlanta, GA and Charlotte, NC. The eastern border of Oconee County is made up of Lake Jocassee, Lake Keowee and Lake Hartwell while the western border is the Tugaloo River on the Georgia state line. North Carolina borders Oconee County’s northern border.

Oconee County has a hilly landscape that has been used to create man-made lakes. Three large man-made lakes provide residents with fishing, water skiing, sailing as well as hydroelectric power. Hartwell Lake is the biggest and was built by the U.S. Army Corps of Engineers between 1955 and 1963. Lake Keowee is the next biggest lake and the Oconee Nuclear Plant operates by the lake. Lake Jocassee is the third biggest and is also a source for hydroelectric power. Bad Creek Reservoir, located in the mountains above Lake Jocassee, is for generating electricity during peak hours. The abundance of water has made Oconee County a destination for recreation.

Approximately 10 miles east of Seneca, South Carolina is Clemson, the site of Clemson University. The University has approximately 20,000 students and has an influence on the County’s economy. The University employs approximately 3,500 workers.

Despite the proximity of recreational sites and Clemson University, the economic base in Oconee County is largely supported by the manufacturing sector. The largest employers in Oconee County are listed in table 2.1. Though a couple of the largest employers are related to the government and education, a considerable number of the employers manufacture products that support the automotive industry and energy. With a number of layoffs and plant closings at these and other manufactures, the unemployment rate in Oconee County has increased considerably over the past two years.

McAuliffe Financial, LLC

Demographics

The population in Oconee County was approximately 74,000 in 2010. The county has experienced modest growth since 2000 and compares similarly to the national average. However, relative to the State of South Carolina, the County has grown at a much slower pace.

Table 2.1

Oconee Federal Savings & Loan Association

Major Employers in Oconee County

2009

Company	Employees	Product/Service

Oconee County
School District of Oconee County	1,605	Education
Duke Energy Corporation	1,500	Energy
Oconee Memorial Hospital	1,370	Health Care
Itron, Inc.	665	Electronic measuring devises
Schneider Electric – Square D	655	Motor control centers
Timken U.S. Corporation	640	Thrust bearings
Oconee County Government	450	Local Government
Covidien	423	Anti-embolism stockings
BASF Catalysts, LLC	389	Precious metal catalyst
Sandvik	347	Cutting tools
U.S. Engine Valve Company	309	Engine Valves
State of South Carolina	286	State government
Johnson Controls, Inc. Oconee Plant	282	Auto battery parts
Borg Warner Automotive, Inc.	235	Transfer cases
Kennametal Inc.	203	Twist drills
Lift-Tek Elecar Masts	194	Fork lift masts

Source: Oconee County Economic Development Commission.

Table 2.2 presents economic and demographic data from 2000 through 2009 and forecast data through 2014. From 2000 to 2009, Oconee County’s population expanded 11.3 percent compared to the national average of 10.0 percent throughout the U.S. and 15.9 percent for the State of South Carolina. Similarly, the population growth through 2014 is expected to follow pattern with the County expanding at a pace resembling the U.S. growth rate.

Household growth followed a similar pattern as population growth with the number of households expanding 13.8 percent in Oconee County and projected to grow 6.0 percent through 2014. South Carolina household growth is higher at 17.7 percent and 8.5 percent. The slower growth largely reflects the rural environment of Oconee County and its relatively non-diversified economic base with limited industrial growth.

McAuliffe Financial, LLC

Median household income for Oconee County is projected to increase at a slightly faster pace than the U.S. and South Carolina averages. In 2009, the Oconee County median household income of $45,791 represented 84.1 percent of the national average and by 2014 it is expected to increase to 84.6 percent. Relative to the State of South Carolina, the median household income in Oconee County was 96.0 percent and by 2014 it is expected to be 96.5 percent. As previously mentioned, the lower median household income levels are indicative of the rural nature and limited industrial diversification of the Association’s market area.

Table 2.2

Economic and Demographic Data for the U.S, the State

of South Carolina and the Primary Market Area of

Oconee Federal Savings & Loan Association

Population (000)	2000	2009	2014	Percent Change 2000-2009	Percent Change 2009-2014
United States	281,421,906	309,731,508	324,062,684	10.06	4.63
South Carolina	4,012,012	4,649,749	5,016,816	15.90	7.89
Oconee County	66,215	73,681	77,607	11.28	5.33

Households	2000	2009	2014	Percent Change 2000-2009	Percent Change 2009-2014
United States	105,480,101	116,523,156	122,109,448	10.47	4.79
South Carolina	1,533,854	1,805,553	1,959,502	17.71	8.53
Oconee County	27,283	31,048	32,903	13.80	5.97

Median Household Income ($)	2000	2009	2014	Percent Change 2000-2009	Percent Change 2009-2014
United States	42,164	54,442	61,189	29.12	12.39
South Carolina	37,137	47,704	53,665	28.45	12.50
Oconee County	36,533	45,791	51,788	25.34	13.10

Per Capita Income ($)	2000	2009	2014	Percent Change 2000-2009	Percent Change 2009-2014
United States	21,587	26,739	30,241	23.87	13.10
South Carolina	18,795	23,283	25,493	23.88	9.49
Oconee County	18,965	23,533	25,412	24.09	7.98

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data.

McAuliffe Financial, LLC

The per capital income level in Oconee County follow a similar pattern as the median household income.

Unemployment Rates

Unemployment rates in Oconee County have historically exceeded both State and National rates. In earlier years, the region was dependent upon the textile and furniture industries, which fell on hard times. As previously mentioned, the economy in Oconee County has been supported by manufacturing where plant closings and layoffs have contributed to the higher unemployment rate. The rural nature of the economy results in limited employment opportunities and the ability of workers to easily move from one job to another. When an employer lay off workers, the workers often seek employment outside the county

Table 2.3

Oconee Federal Savings & Loan Association

Unemployment Trends (1)

Region	July 2010 Unemployment	July 2009 Unemployment
United States	9.5%	9.5%
South Carolina	10.8	12.0
Oconee County	12.1	14.3

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Competition in Oconee County

As a savings institution that primarily focuses on real estate lending and the gathering of deposits in northwestern South Carolina, Oconee Federal’ primary competitors have been (1) other financial institutions with offices in the local market (including commercial banks, thrifts and credit unions); (2) other mortgage loan originators and mortgage brokers (however, these potential competitors have not been much of a factor during the last three years); (3) those depository and lending organizations not physically located within the market but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

Competition among financial institutions in the Association’s market for the origination of mortgage loans and the attraction of deposits has been significant. However, Oconee Federal

McAuliffe Financial, LLC

has been able to maintain a strong and stable base of loyal customers and depositors from its local communities. As larger institutions compete for market share to achieve economies of scale, the environment for the Association’s products and services is expected to remain highly competitive. Community-sized institutions such as Oconee Federal typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels.

Oconee Federal competes with thirteen other commercial banks and thrifts for deposits in Oconee County, including the branch offices of large in-state regional banks and out-of-state superregional banks. Table 2.4 displays deposit market share for all FDIC-insured banks and thrifts in Oconee County. Oconee Federal maintains a relatively large market share in Oconee County, where it ranks second with a total deposit market share of approximately 22%. One other community bank holds an approximately 25% market share.

Summary

The overall condition of Oconee Federal’s primary market area is stable, but with limited economic growth. However, some temporary stress is being currently felt in the local housing market associated with the current economic recession. The employment base in Oconee County has experienced modest diversification as the local economy has become less dependent on the traditional manufacturing base. While foreclosure levels related to the recession have increased significantly since 2008, Oconee County did not experience the real estate asset bubble experienced in other parts of the country. Oconee Federal’s future organic growth is expected to be primarily oriented toward the offering of deposit and mortgage products in and around Oconee County.

McAuliffe Financial, LLC

Table 2.4

Oconee Federal Savings and Loan Association

Competition in Oconee County

2009 Rank	2008 Rank	Institution (ST)	Type	2009 Number of Branches	2009 Total Deposits in Market ($000)	2009 Total Market Share (%)	2008 Total Deposits in Market ($000)	2008 Total Market Share (%)
1	1	Community First Bancorporation (SC)	Bank	4	274,679	24.34	251,880	23.32
2	2	Oconee FS&LA (SC)	Savings Inst	4	252,752	22.39	251,777	23.31
3	3	Wells Fargo & Co. (CA)	Bank	2	157,398	13.95	167,024	15.46
4	4	First Citizens Bancorp. (SC)	Bank	3	72,119	6.39	73,984	6.85
5	7	Blue Ridge Financial Corp. (SC)	Bank HC	3	67,084	5.94	54,152	5.01
6	6	Peoples Bancorporation Inc. (SC)	Bank	1	62,633	5.55	56,562	5.24
7	5	BB&T Corp. (NC)	Bank	1	61,285	5.43	57,806	5.35
8	9	Bank of America Corp. (NC)	Bank	1	47,254	4.19	42,646	3.95
9	8	SunTrust Banks Inc. (GA)	Bank	2	45,246	4.01	43,705	4.05
10	10	Palmetto Bancshares Inc. (SC)	Bank	1	37,740	3.34	25,125	2.33
		Total For Institutions In Market		26	1,128,654		1,080,058

Note: Market Share is for U.S. Territories only and non-retail branches are not included.

Source: SNL Financial and FDIC data

McAuliffe Financial, LLC

III.	COMPARISONS WITH PUBLICLY TRADED THRIFT

Introduction

An integral aspect in our valuation of Oconee Federal entails a financial comparison of the Association with a selected group of publicly traded peer thrifts (“Comparable Group”). For the reasons stated below, the Comparable Group, which was selected based upon similar operating characteristics, are comprised solely of Mutual Holding Companies (“MHCs”). This section describes the methodologies and key factors utilized in the selection of the appropriate Comparable Group. Based on our comparative financial analysis with the Comparable Group in this section and Section IV and our subsequent review and analysis of the group’s pricing multiples in Section V, we are able to determine an appropriate valuation of the Association.

The various characteristics of the Comparable Group provide the basis for applying the appropriate adjustments for Oconee Federal’s pro forma value. Factors that impact the Association’s pro forma value relative to the Comparable Group include balance sheet composition, capital levels, asset quality, profitability level and market area.

Our goal in the selection process for a Comparable Group is to find thrifts with operating characteristics that most closely match those of the Association. However, given the declining universe of actively traded thrifts with similar ownership structures, financial characteristics, business strategies and market areas, it is not possible to select a Comparable Group of thrifts that are exactly similar to the Association.

Selection Process

McAuliffe Financial has determined that MHCs trade at materially different levels relative to fully converted thrifts due to the unique ownership structure. The primary differences between MHCs and fully converted institutions are that MHCs contain a minority interest and have the potential for a second step. MHCs also have the potential for a re-mutualization transaction. Due to these differences, MHC trading multiples are substantially different from fully converted trading multiples. Given that, following the completion of its minority offering, Oconee Federal will demonstrate the same ownership characteristics and will be subject to similar market influences as other publicly traded mutual holding companies, we have concluded that the appropriate Comparable Group should be comprised of MHCs which demonstrate

McAuliffe Financial, LLC

sufficient stock liquidity. However, in order to moderate the differences in ownership, pricing and trading characteristics among the Comparable Group companies and to recognize their differences from the universe of publicly traded thrifts that have undertaken full, standard conversions, we will derive their pricing ratios on a fully converted basis by applying pro forma second step conversion parameters to their current structure. We will discuss this process in Section IV.

As of the date of this appraisal, there are a total of 250 publicly traded thrift institutions (inclusive of exchange listed and OTC Bulletin Board and Pink Sheets) that are not targeted for acquisition. Of this total, 184 institutions were not MHCs and were eliminated.

Of the 66 remaining MHCs, there are a total of 34 that do not trade on a major exchange. McAuliffe Financial limited the Comparable Group to institutions whose common stock is listed on a major exchange (defined as the NYSE, NASDAQ or AMEX) since these companies tend to trade regularly. McAuliffe Financial believes that thrifts that trade over the counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

Institutions that have recently announced a second step transaction were eliminated. Nine institutions were eliminated, leaving a group of 25.

Of the remaining institutions, 9 institutions were eliminated due to their size. An institution was eliminated if total assets were above $1.0 billion.

Also in our selection process, we considered the following factors, to the extent possible:

•	Non-performing asset levels for the Comparable Group should be below industry averages.

•	The Comparable Group should have a capital level above industry averages.

•	Members of the Comparable Group should show positive reported income or, at least, positive core earnings.

•

In general, the Comparable Group should be comprised of community oriented thrifts and, to the extent possible, operating primarily in rural markets (We attempted to exclude institutions whose deposit base was concentrated in a densely populated urban setting or highly populated metropolitan area).

McAuliffe Financial, LLC

This results in a total of 10 Comparable Group thrifts. McAuliffe Financial reviewed the recent publicly available reports and news releases of these 10 thrifts and determined that all 10 were acceptable comparables. Table 3.1 identifies the Comparable Group members.

Table 3.1

Peer Group of Publicly-Traded Thrifts

9/3/2010

Financial Institution	Ticker	Exchange	Primary Market	State	Operating Strategy	Total Assets	Offices	Conv. Date	Stock Price	Market Value
									($)	($Mil)
Cheviot Financial Corp. (MHC)	CHEV	NASDAQ	Cheviot	OH	Thrift	351,046	6	01/06/04	8.48	75.14
Greene County Bancorp, Inc. (MHC)	GCBC	NASDAQ	Catskill	NY	Thrift	495,323	13	12/30/98	17.25	71.09
Kentucky First Federal Bancorp (MHC)	KFFB	NASDAQ	Hazard	KY	Thrift	238,355	4	03/03/05	10.00	78.41
Lake Shore Bancorp, Inc. (MHC)	LSBK	NASDAQ	Dunkirk	NY	Thrift	460,441	10	04/04/06	7.95	48.21
LaPorte Bancorp, Inc. (MHC)	LPSB	NASDAQ	La Porte	IN	Thrift	438,455	8	10/15/07	7.15	32.78
MSB Financial Corp. (MHC)	MSBF	NASDAQ	Millington	NJ	Thrift	358,743	5	01/05/07	7.94	41.17
Pathfinder Bancorp, Inc. (MHC)	PBHC	NASDAQ	Oswego	NY	Thrift	396,332	14	11/16/95	6.74	16.75
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	NASDAQ	Philadelphia	PA	Thrift	538,260	7	03/30/05	7.10	71.22
SI Financial Group, Inc. (MHC)	SIFI	NASDAQ	Willimantic	CT	Thrift	889,435	21	10/01/04	6.03	71.02
United Community Bancorp (MHC)	UCBA	NASDAQ	Lawrenceburg	IN	Thrift	492,104	9	03/31/06	7.25	56.88

Notes:	‘(1)	Operating strategies are: Thrift = Traditional Thrift, M.B = Mortgage Banker, R.E. = Real Estate Developer, Div. = Diversified and Ret. = Retail Banking.
	(2)	Most Recent Quarter Available.
Source:	SNL Financial, LC

Review of the Comparable Group

Certain key characteristics of the Comparable Group were examined as they relate and compare to Oconee Federal. The following five characteristics were examined:

1.	Asset size

2.	Balance Sheet Mix

3.	Asset Quality

4.	Equity to Asset Level

5.	Profitability

Asset Size

We selected a peer group of MHC thrifts which all had asset sizes below $1.0 billion in order to more closely match the asset size of the Association. Oconee Federal’s asset size was $333.5 million at June 30, 2010. The Comparable Group had an average asset size of $465.8 million, and range in size from $238.4 million to $889.4 million. Reflective of their small asset size, the Comparable Group thrifts have a below average number of branches that range from 4 to 21.

McAuliffe Financial, LLC

Balance Sheet Mix

Since fiscal 2006, Oconee Federal has maintained an above average level of loans relative to assets, and has historically maintained a high percentage of deposits as a liability funding source. For the Association, loans equaled 79.3% of assets and deposits equaled 81.7% of assets at June 30, 2010. While certain members of the Comparable Group also maintained above average levels of loans and deposits, the Comparable Group, on average, maintained loans and deposits levels that were similar to industry averages for all publicly traded MHCs. The average loans to asset ratio and deposits to asset ratio for the Comparable Group was 65.3% and 76.9%, respectively.

Asset Quality

As of June 30, 2010, Oconee Federal’s non-performing assets (“NPAs”) to asset ratio had increased to 1.42%. This compared to an average ratio of 1.97% for the Comparable Group. These asset quality ratios for both the Association and the Comparable Group were favorable compared to the MHC industry average of 4.10%.

Equity to Asset Level

At June 30, 2010, the Association showed an equity to asset ratio and tangible equity to tangible assets ratio of 17.9%, which are substantially above thrift industry averages. To the extent appropriate, we included at least 3 Comparable Group thrifts that also showed above average equity ratios. The average equity and tangible equity ratio for the comparative group was 12.7% and 11.9%, respectively.

Profitability

The thrift industry, for the most part, has reported a declining trend in reported profitability during the last two years with significant earnings variability. Profitability results during this time period largely reflect the deterioration in the housing market and the resulting rise in non-performing asset levels and increasing loan loss provisions. Oconee Federal’s operating performance during the latest fiscal year ended June 30, 2010, also reflects these factors. For the fiscal years ended June 30, 2010, the Association reported a return on assets (“ROA”) of 0.80% and return on equity (“ROE”) of 4.44%. Core ROA and ROE for the Association was 0.78% and 4.32%, respectively. The Comparable Group reported an ROA of 0.48% and a ROE of 4.46% and a core ROA and ROE of 0.46% and 4.32%, respectively (see Table 4.6). The core ROA figure for the 10 Comparable Group thrifts ranged between a low of 0.05% to a high of 1.03% while the core ROE figures ranged from a low of 0.22% to a high of 11.50%.

McAuliffe Financial, LLC

Both the Association’s and Comparable Group’s core ROA and ROE levels were above the MHC industry average ROA and ROE of 0.19% and 1.79%, respectively.

Conclusion

Although no single thrift or group of thrifts can be precisely the same as any other due to the numerous variables related to the nature of an institution’s condition, operations and environment, based on the foregoing selection criteria as well as the detailed comparative metrics presented in Section IV, we believe that the selected Comparable Group is appropriate, subject to the adjustments applied in the following section.

Key Financial Measures

The following table presents key financial measures for Oconee Federal and the Comparable Group.

McAuliffe Financial, LLC

Table 3.2

Key Financial Measures

	Oconee Federal At or for the 12 months ended 06/30/10	Comparative Group Median At or for the 12 months ended 06/30/10
Balance Sheet Data
Net Loans to Deposits	96.96	87.66
Net Loans to Assets	79.25	66.82
Cash and Investments to Assets	18.73	26.88
Deposits to Assets	81.73	77.74
Borrowings to Assets	0.00	10.05

Balance Sheet Growth
(Latest 12 Months)
Asset Growth Rate	7.05	6.06
Loan Growth Rate	7.46	2.21
Deposit Growth Rate	7.86	7.92

Asset Quality
NPAs/Assets	1.42	1.37

Capital
Equity to Assets	17.89	11.21
Tang. Equity to Tang. Assets	17.89	10.82
Intangible Assets to Equity	0.00	0.00
Equity + Reserves to Assets	18.15	11.81

Profitability
ROA	0.80	0.53
ROE	4.44	3.89
Core ROA	0.78	0.50
Core ROE	0.32	3.30

Source: Oconee Federal Financial Corp’s. Offering Prospectus and SNL Financial

IV.	MARKET VALUE ADJUSTMENTS

Introduction

In this section, we make appropriate adjustments to determine the estimated pro forma market value of Oconee Federal based on a comparison of the Association with the Comparable Group. These adjustments will take into consideration such key items as financial condition, balance sheet growth, earnings performance, market area, cash dividends, liquidity of the stock to be issued, recent regulatory issues, management, subscription interest and thrift equity market conditions.

Based upon the pricing multiples of the Comparable Group and the types of adjustments described above, we will determine an estimated pro forma market value for Oconee Federal.

Financial Condition

In analyzing a thrifts institution’s financial condition, investors focus on both balance sheet strength and balance sheet mix. In this connection, we focus on such factors as

McAuliffe Financial, LLC

equity/capital levels, balance sheet mix, funding mix, liquidity, interest rate risk and asset quality. Tables 4.1 through 4.4 highlight Oconee Federal’s key balance sheet, capital and asset quality data relative to the comparative group.

Table 4.1

Key Balance Sheet Data

Company Name	Ticker	Total Assets	Loans/ Deposits	Loans/ Assets	Securities/ Assets	Cash & Sec. Assets	Deposits/ Assets	Borrowings/ Assets
Cheviot Financial Corp. (MHC)	CHEV	351,046	100.05	69.07	21.70	27.14	68.94	10.22
Greene County Bancorp, Inc. (MHC)	GCBC	495,323	71.04	60.00	34.16	36.31	85.14	5.27
Kentucky First Federal Bancorp (MHC)	KFFB	238,355	133.84	80.58	8.84	10.31	60.60	14.12
Lake Shore Bancorp, Inc. (MHC)	LSBK	460,441	74.79	56.24	31.52	38.76	75.48	9.88
LaPorte Bancorp, Inc. (MHC)	LPSB	438,455	98.79	66.02	24.73	26.15	67.24	20.30
MSB Financial Corp. (MHC)	MSBF	358,743	89.68	74.10	13.23	19.13	82.62	5.58
Pathfinder Bancorp, Inc. (MHC)	PBHC	396,332	85.63	67.61	24.21	26.55	79.64	11.45
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	538,260	55.52	47.47	38.37	48.89	85.90	2.53
SI Financial Group, Inc. (MHC)	SIFI	889,435	90.65	68.57	21.43	26.61	75.83	13.76
United Community Bancorp (MHC)	UCBA	492,104	71.96	62.91	24.38	30.88	87.42	0.58

Average		465,849	87.20	65.26	24.26	29.07	76.88	9.37
Median		449,448	87.66	66.82	24.30	26.88	77.74	10.05
Maximum		889,435	133.84	80.58	38.37	48.89	87.42	20.30
Minimum		238,355	55.52	47.47	8.84	10.31	60.60	0.58

Oconee Federal Savings & Loan Association		333,546	96.96	79.25	3.64	18.73	81.73	0.00

Source: SNL Financial

McAuliffe Financial, LLC

Table 4.2

Comparative Group Loan Composition

	Ticker	Const & Dev	1-4 Unit Res		MultiFamily	Other	Total RE Lns	Com Bus	Consum	Total Non-RE
Company Name			Clsd	Revolv
Cheviot Financial Corp. (MHC)	CHEV	1.70	84.20	3.50	3.70	7.00	100.00	0.00	0.00	0.00
Greene County Bancorp, Inc. (MHC)	GCBC	3.10	64.80	5.10	2.00	17.70	92.80	5.80	1.40	7.20
Kentucky First Federal Bancorp (MHC)	KFFB	0.38	85.69	2.50	4.78	5.30	98.65	0.00	1.35	1.35
Lake Shore Bancorp, Inc. (MHC)	LSBK	5.10	26.00	4.30	3.40	24.90	63.80	32.70	3.50	36.20
LaPorte Bancorp, Inc. (MHC)	LPSB	0.40	74.50	9.20	0.90	9.90	94.80	4.30	0.80	5.20
MSB Financial Corp. (MHC)	MSBF	4.30	69.10	9.80	0.90	12.10	96.10	3.50	0.30	3.90
Pathfinder Bancorp, Inc. (MHC)	PBHC	2.20	54.10	5.30	3.00	20.30	84.90	13.80	1.30	15.10
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	13.00	72.80	4.50	1.60	7.60	99.50	0.30	0.20	0.50
SI Financial Group, Inc. (MHC)	SIFI	2.40	50.80	3.80	2.00	34.00	93.00	6.40	0.60	7.00
United Community Bancorp (MHC)	UCBA	2.40	44.00	9.40	15.00	23.90	94.70	2.30	3.00	5.30

Average		3.50	62.60	5.74	3.73	16.27	91.83	6.91	1.25	8.18
Median		2.40	66.95	4.80	2.50	14.90	94.75	3.90	1.05	5.25
Maximum		13.00	85.69	9.80	15.00	34.00	100.00	32.70	3.50	36.20
Minimum		0.38	26.00	2.50	0.90	5.30	63.80	0.00	0.00	0.00

Oconee Federal Savings & Loan Association		1.93	93.81	0.19	0.14	3.55	99.62	0.00	0.38	0.38

Variance to the Comparable Median		(0.47)	26.86	(4.61)	(2.36)	(11.35)	4.87	(3.90)	(0.67)	(4.87)

Source: SNL Financial

Table 4.3

Comparative Group Capital Ratios

Company Name	Ticker	Equity/ Assets	Tang. Equity/ Tang. Assets	Intang./ Equity	Equity+Reserves/ Assets
Cheviot Financial Corp. (MHC)	CHEV	19.98	19.98	0.00	20.29
Greene County Bancorp, Inc. (MHC)	GCBC	8.98	8.98	0.00	9.80
Kentucky First Federal Bancorp (MHC)	KFFB	24.30	19.31	25.48	25.01
Lake Shore Bancorp, Inc. (MHC)	LSBK	12.52	12.52	0.00	12.90
LaPorte Bancorp, Inc. (MHC)	LPSB	11.42	9.52	18.43	12.41
MSB Financial Corp. (MHC)	MSBF	11.14	11.14	0.00	11.85
Pathfinder Bancorp, Inc. (MHC)	PBHC	7.81	6.91	12.41	8.68
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	10.49	10.49	0.00	10.96
SI Financial Group, Inc. (MHC)	SIFI	9.12	8.70	5.15	9.67
United Community Bancorp (MHC)	UCBA	11.27	11.27	0.00	11.76

Average		12.70	11.88	6.15	13.33
Median		11.21	10.82	0.00	11.81
Maximum		24.30	19.98	25.48	25.01
Minimum		7.81	6.91	0.00	8.68

Oconee Federal Savings & Loan Association		17.89	17.89	0.00	18.15

Variance to the Comparable Median		6.69	7.08	0.00	6.35

Source: SNL Financial

McAuliffe Financial, LLC

Table 4.4

Comparative Group Asset Quality

Company Name	Ticker	NPLs/ Loans	Reserves/ NPLs	NPAs Assets	NPAs Equity	Reserves/ Loans
Cheviot Financial Corp. (MHC)	CHEV	2.01	22.48	1.86	9.29	0.45
Greene County Bancorp, Inc. (MHC)	GCBC	1.11	119.51	0.79	8.45	1.34
Kentucky First Federal Bancorp (MHC)	KFFB	1.54	57.04	1.30	5.22	0.87
Lake Shore Bancorp, Inc. (MHC)	LSBK	1.38	49.42	0.82	6.56	0.68
LaPorte Bancorp, Inc. (MHC)	LPSB	2.13	69.96	1.50	13.12	1.49
MSB Financial Corp. (MHC)	MSBF	5.74	16.53	7.72	72.02	0.95
Pathfinder Bancorp, Inc. (MHC)	PBHC	2.07	61.62	1.43	18.31	1.28
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	1.01	98.49	1.07	5.02	0.99
SI Financial Group, Inc. (MHC)	SIFI	1.12	71.31	0.97	10.58	0.80
United Community Bancorp (MHC)	UCBA	3.42	22.91	2.21	15.09	0.78

Average		2.15	58.93	1.97	16.37	0.96
Median		1.78	59.33	1.37	9.94	0.91
Maximum		5.74	119.51	7.72	72.02	1.49
Minimum		1.01	16.53	0.79	5.02	0.45

Oconee Federal Savings & Loan Association		1.49	22.32	1.42	7.93	0.33

Variance to the Comparable Median		(0.29)	(37.01)	0.05	(2.01)	(0.58)

Source: SNL Financial

As noted in Table 4.1, the Association and the Comparable Group have a relatively small asset size. Oconee Federal’s total assets of $333.5 million compares to an average and median asset size of $465.8 million and $449.4 million, respectively, for the comparative group. The Association has four branch offices while the average branch office size of the comparative group is ten offices (median of nine offices).

The Association is a “well capitalized” institution under regulatory capital standards. The Association’s tangible equity to tangible assets ratio (Oconee Federal has no intangible assets) of 17.9% compared to the Comparable Group average and median tangible equity ratios of 11.9% and 10.8%, respectively (See Table 4.3). Oconee Federal’s pro forma consolidated tangible equity ratio is projected to be 18.8% at the midpoint of the offering valuation range.

The Association’s net loans-to-asset ratio is high, at 79.3%, which compares to an average ratio of 65.3% (median ratio of 66.8%) for the comparative group. The Association’s higher loans-to-assets ratio indicates a lower level of asset liquidity. During the last five years, while the Association has reduced its balances of investment securities, it has increased the level

McAuliffe Financial, LLC

of short-term interest bearing deposits. Oconee Federal’s level of securities (including MBSs) as a percentage of assets and cash equivalents plus securities as a percentage of assets is 3.6% and 18.7%, respectively. This compared to the Comparable Group’s average ratios of 24.3% and 29.1%, respectively.

We have also compared Oconee Federal’s loan portfolio composition to that of the Comparable Group. As shown in Table 4.2, 93.8% of the Association’s total loan portfolio is concentrated in permanent one-to-four family residential loans. While this loan portfolio strategy is expected to reduce the overall credit risk profile of a loan portfolio, it also reduces the overall diversification and revenue growth potential of the portfolio. The Comparable Group’s loan portfolio is more diversified. Permanent one-to-four family residential loans constitute 62.6% of the Comparable Group’s total loan portfolio, with the remainder of the portfolio concentrated mostly in commercial real estate, commercial business and home equity loans.

Oconee Federal’s predominant liability funding source has been deposits. The Association’s ratio of deposits to assets is 81.7% and it currently does not rely on other types of borrowings as a funding source. The Comparable Group’s average ratio of deposits to assets and borrowings to assets is 76.9% and 9.4%, respectively.

Oconee Federal’s interest rate risk position is presented in Section I. While the Association’s interest rate risk position appears to be within the acceptable limits established in its Interest Rate Risk Policy guidelines, it has been noted that the Association retains a high concentration (approximately 90%) of its residential mortgage loans in 15 to 30 year fixed rate product. While no similar interest rate risk data is readily available for the Comparable Group, we have duly noted Oconee Federal’s high concentration of fixed rate residential mortgage loans.

Asset quality is also an important consideration in assessing Oconee Federal’s estimated market value. We have performed an analysis of Oconee Federal’s non-performing assets (“NPAs”), non-performing loans (“NPLs”) and allowance for loan loss (“reserves”) levels compared to the Comparable Group (see Table 4.4).

The Association’s level of NPLs to total loans of 1.49% is below the Comparable Group average of 2.15%. The Association’s NPA to total assets ratio of 1.42% compared to the comparative group average ratio of 1.97%. However, the Comparable Group’s median ratio is lower, at only 1.37%. The Comparable Group maintains a higher reserve level than does Oconee Federal. The Association’s reserves level equal 0.33% of total loans versus the higher Comparable Group level of 0.96%. Finally, the Association’s ratio of reserves to NPLs of 22.3% compared to the Comparable Group’s higher ratio of 58.9%.

McAuliffe Financial, LLC

A comparison of Oconee Federal to the Comparable Group is summarized below:

Positive	Neutral	Negative
-Higher Capital Ratios	-Liquid Assets Position	-Smaller Asset Size and Number of Branches
-Higher Deposit Levels		-Less Diversified Loan Portfolio
-Lower NPLs		-Moderate Interest Rate Risk
-Lower Loan Reserves to Loans

On balance, and taking into consideration Oconee Federal’s balance sheet strength relative to the Comparable Group, we believe that a slight upward adjustment is warranted for financial condition.

Balance Sheet Growth

As we discussed in Section I, Oconee Federal’s annualized asset growth rate since June 2005 has been approximately 1.9%. Loan growth has been higher than total asset growth during this period. Loan growth has been funded from the proceeds of maturing investment securities and modest net deposit inflows.

Table 4.5

Balance Sheet Growth

Company Name	Ticker	Asset Growth	Net Loan Growth	Deposit Growth
Cheviot Financial Corp. (MHC)	CHEV	2.49	(3.92)	5.33
Greene County Bancorp, Inc. (MHC)	GCBC	7.55	10.33	5.77
Kentucky First Federal Bancorp (MHC)	KFFB	(0.64)	1.96	4.35
Lake Shore Bancorp, Inc. (MHC)	LSBK	10.04	2.45	12.74
LaPorte Bancorp, Inc. (MHC)	LPSB	12.07	14.52	14.56
MSB Financial Corp. (MHC)	MSBF	1.84	(3.71)	8.86
Pathfinder Bancorp, Inc. (MHC)	PBHC	14.14	7.85	12.37
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	4.57	0.61	6.98
SI Financial Group, Inc. (MHC)	SIFI	1.92	(3.33)	3.92
United Community Bancorp (MHC)	UCBA	22.54	12.79	26.67

Average		7.65	3.96	10.16
Median		6.06	2.21	7.92
Maximum		22.54	14.52	26.67
Minimum		(0.64)	(3.92)	3.92

Oconee Federal Savings & Loan Association		7.05	7.46	7.86

Variance to the Comparable Median		0.99	5.26	(0.06)

Source: SNL Financial

McAuliffe Financial, LLC

For the latest twelve months ended June 30, 2010, the Association’s assets, loans and deposits increased 7.1%, 7.5% and 7.9%, respectively. This compared to average asset, loans and deposit growth of 7.7%, 4.0% and 10.2% (median growth of 7.9%) for the Comparable Group (see Table 4.5).

At least for the short-term, balance sheet growth rates for the thrift industry is expected to be limited due to the overall economic climate and specifically for Oconee Federal, given the Association’s residential lending focus in a very weak housing market.

We believe that no specific adjustment is warranted for this item.

Earnings Performance

The earnings performance, including earnings sustainability and consistency of a thrift institution is determined by both internal and external factors. Internal factors include the composition of the balance sheet, the strength of the balance sheet (capital levels, interest rate and credit risk levels), the abilities of management and staff, the size and location of the branch office network and infrastructure in place to execute. External factors include the competitive environment, the interest rate environment, the regulatory climate and national and particularly local economic (including housing market) conditions.

For a small institution such as Oconee Federal that generates a less diversified revenue stream, net income levels are typically based on three major line items: (1) net interest income; (2) loan loss provision; and (3) non-interest (operating) expenses. In this section, we compare Oconee Federal’s profitability levels to the comparative group level, primarily based on these income/expense items.

As we discussed in Section I, Oconee Federal’s net income and ROA levels have fluctuated over the last five fiscal years. After declining in each of the three fiscal years ended in June 30, 2008, net income and ROA increased in both fiscal 2009 and 2010. The fluctuation in earnings results for each of those years was primarily driven by the fluctuation in the level of net interest income.

For the latest fiscal year ended June 30, 2010, Oconee Federal generated a reported ROA and ROE of 0.80% and 4.44%, respectively. The Association’s core ROA and ROE were 0.78% and 4.32%, respectively. This compares to the Comparable Group’s reported ROA of 0.48% (median ROA of 0.53%) and reported ROE of 4.46% (median ROE of 3.89%). The Comparable Group’s core ROA and core ROE was 0.46% (median ROA of 0.50%) and 4.32% (median ROE of 3.30%), respectively (see Table 4.6).

McAuliffe Financial, LLC

On a pro forma basis, the Association’s core ROA and ROE are 0.70% and 3.39%, respectively.

Table 4.6

Reported and Core Profitability Ratios

Company Name	Ticker	ROAA (%)	ROAE (%)	Core ROAA (%)	Core ROAE (%)
Cheviot Financial Corp. (MHC)	CHEV	0.48	2.41	0.48	2.41
Greene County Bancorp, Inc. (MHC)	GCBC	1.03	11.50	1.03	11.50
Kentucky First Federal Bancorp (MHC)	KFFB	(0.01)	(0.04)	0.05	0.22
Lake Shore Bancorp, Inc. (MHC)	LSBK	0.65	4.97	0.65	4.97
LaPorte Bancorp, Inc. (MHC)	LPSB	0.69	5.59	0.52	4.19
MSB Financial Corp. (MHC)	MSBF	0.22	2.00	0.22	2.00
Pathfinder Bancorp, Inc. (MHC)	PBHC	0.58	7.73	0.51	6.92
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	0.63	5.83	0.71	6.59
SI Financial Group, Inc. (MHC)	SIFI	0.25	2.80	0.21	2.39
United Community Bancorp (MHC)	UCBA	0.24	1.83	0.26	1.98

Average		0.48	4.46	0.46	4.32
Median		0.53	3.89	0.50	3.30
Maximum		1.03	11.50	1.03	11.50
Minimum		(0.01)	(0.04)	0.05	0.22

Oconee Federal Savings & Loan Association		0.80	4.44	0.78	4.32

Variance to the Comparable Median		0.27	0.56	0.29	1.02

Source: SNL Financial

Table 4.7 provides the key earnings components for Oconee Federal and the Comparative Group. The Association generated a lower net interest margin than the Comparative Group. The Association’s net interest margin of 2.82% compared to the Comparable Groups’ average net interest margin of 3.28% (median of 3.20%). The lower net interest margin reflected a smaller interest rate spread of 2.53% versus the Comparable Group’s average net interest rate spread of 3.12% (median of 3.03%). The Association also generated a lower level of non-interest income compared to the Comparable Group. The Association’s non-interest income of only 0.07% compared to 0.57% (median of 0.66%) for the Comparable Group.

McAuliffe Financial, LLC

Table 4.7

Earnings Components

Company Name	Ticker	Yield on Earn. Assets	Cost of Int. Bear. Liab	Interest Spread	Net Interest Margin	Noninterest Income / Avg Assets	Loan Loss Prov / Avg Assets	Noninterest Expense / Avg Assets	Efficiency Ratio	Overhead Ratio
Cheviot Financial Corp. (MHC)	CHEV	4.82	2.00	2.82	3.16	0.23	0.15	2.35	70.34	68.13
Greene County Bancorp, Inc. (MHC)	GCBC	5.09	1.27	3.82	3.91	0.97	0.27	2.87	60.95	50.77
Kentucky First Federal Bancorp (MHC)	KFFB	5.36	NA	NA	2.94	0.12	0.47	2.00	69.04	67.62
Lake Shore Bancorp, Inc. (MHC)	LSBK	4.96	1.93	3.03	3.23	0.56	0.08	2.62	73.34	68.40
LaPorte Bancorp, Inc. (MHC)	LPSB	5.40	2.35	3.05	3.26	0.78	0.56	2.69	69.89	61.99
MSB Financial Corp. (MHC)	MSBF	5.02	2.01	3.01	3.19	0.18	0.44	2.34	74.51	72.97
Pathfinder Bancorp, Inc. (MHC)	PBHC	5.20	1.62	3.58	3.72	0.76	0.27	3.09	72.49	66.35
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	5.25	2.18	3.07	3.21	0.17	0.14	2.17	59.18	56.89
SI Financial Group, Inc. (MHC)	SIFI	4.96	2.23	2.73	3.00	1.15	0.15	3.54	88.53	83.86
United Community Bancorp (MHC)	UCBA	4.72	1.76	2.96	3.13	0.76	0.59	2.76	74.65	68.07

Average		5.08	1.93	3.12	3.28	0.57	0.31	2.64	71.29	66.51
Median		5.06	2.00	3.03	3.20	0.66	0.27	2.66	71.42	67.85
Maximum		5.40	2.35	3.82	3.91	1.15	0.59	3.54	88.53	83.86
Minimum		4.72	1.27	2.73	2.94	0.12	0.08	2.00	59.18	50.77

Oconee Federal Savings & Loan Association		4.82	2.29	2.53	2.82	0.07	0.23	1.42	49.73	47.87

Variance to the Comparable Median		(0.23)	0.29	(0.50)	(0.38)	(0.59)	(0.04)	(1.24)	(21.69)	(19.97)

Source: SNL Financial

Notwithstanding Oconee Federal’s lower net interest margin and non-interest income levels, Oconee Federal’s ROA, as noted above, is higher than the Comparable Group’s ROA. This reflects the fact that the Association recorded a non-interest expense ratio that is 122 basis points less than the Comparable Group. Oconee Federal’s lower operating expense ratio (1.42% versus the Comparable Group average and median ratios of 2.64% and 2.66%) and lower loan loss provision level (0.23% versus average and median ratios of 0.31% and 0.27% for the Comparable Group) more than offset the Association’s less favorable net interest margin and non-interest income levels.

Oconee Federal’s efficiency ratio of 49.73% is more favorable than the Comparable Group’s average and median ratios of 71.29% and 71.42%, respectively.

After the MHC reorganization and stock offering, the Association’s operating expenses are expected to rise modestly as a result of the stock benefit plans and additional costs of being a public company. This should be partially offset by the income generated from the offering proceeds that are raised and reinvested. However, at least for the short-term, offering proceeds are expected to be redeployed at relatively low average yields. As a result and given the expected continuation of a less steep yield curve, Oconee Federal’s business plan does not project net income to be materially higher than present levels. With a modestly higher post-conversion equity ratio and with limited earnings growth, Oconee Federal’s ROE is expected to remain flat.

Based on all the factors discussed above, we believe that no specific adjustment is warranted for Earnings Performance.

Market Area Review

As we previously discussed, Oconee Federal’s primary market area is concentrated in one county in South Carolina, Oconee County. Oconee County is largely rural with no major

McAuliffe Financial, LLC

population centers. Historically, the County’s economy was heavily concentrated in manufacturing, including the textile industry. Plant closings and layoffs contributed to the County’s relatively high unemployment rate. While Oconee County has experienced a limited amount of industrial diversification during recent years, unemployment rates continue to remain above national averages.

Table 4.8 compares certain demographic and economic data for Oconee County with the county data of the Comparable Group thrifts. Two of the Comparable Group thrifts also have their deposit bases concentrated in only one county, while the remaining group members serve multiple counties. Oconee County experienced a population growth of 11.3% between 2000 and 2010 versus an average growth rate of 2.3% for the Comparable Group’s primary market areas. Oconee County’s latest median household income of approximately $45,800 compared to the Comparable Group average household income of $54,995 for its markets. The median household income growth for Oconee County between 2000 and 2010 was the 25.3% versus 27.5% growth in Comparable Group markets. As of July 2010, the unemployment rate in Oconee County was 12.1% compared to the average unemployment rate of 9.9% (median rate of 9.4%) in the Comparable Group’s market area.

Based on the demographic and economic data discussed herein and given Oconee County’s limited industrial diversification, on balance, we believe that a slight discount downward is warranted for market area.

Cash Dividends

Thrift institutions have been paying cash dividends as a key component of their capital management strategies. In particular, if a thrift has a strong capital position and does not plan significant asset growth, at least a moderate level of cash dividends will typically be paid to stockholders.

As shown in Table 4.9, nine of the ten Comparable Group thrifts are currently paying a cash dividend. The group’s average dividend yield is 3% and its payouts ratio is 93.6% (median ratio of 58.5%). Just under 69% of all publicly traded MHCs are paying cash dividends with an average yield of 3.1%.

Oconee Federal’s holding company, Oconee Federal Financial Corp., intends to declare and pay a quarterly cash dividend of $0.10 per share, or $0.40 annual cash dividend per share, in the first full or partial quarter following the completion of the MHC reorganization and stock offering. This dividend represents a 4% annual yield based on a share price of $10.00.

McAuliffe Financial, LLC

Table 4.8

Demographic and Economic Data

Comparable Group Companies

Cheviot Financial Corp. (MHC) (NASDAQ: CHEV)

Demographic Profile (Cheviot Financial Corp. (MHC))

Ownership: Current

Market: County

Ohio (OH)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Hamilton	13	6	231,992	0.60	100.00	100.00	838,497	(0.81)	1.94	51,866	26.45	15.09	11.7
OH Totals		6	231,992		100.00	100.00	838,497
Weighted Average: Ohio Franchise								(0.81)	1.94	51,866	26.45	15.09
Aggregate: Entire State of Ohio							11,605,005	2.22	0.69	52,047	26.95	12.69
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

Greene County Bancorp, Inc. (MHC) (NASDAQ: GCBC)
Demographic Profile (Greene County Bancorp, Inc. (MHC))

Ownership: Current
Market: County

New York (NY)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Greene	1	8	438,863	48.92	89.76	89.76	49,557	2.83	(1.20)	45,362	23.93	14.62	8.0
Columbia	6	3	28,714	3.01	5.87	5.87	62,952	(0.23)	(2.78)	52,431	25.09	15.23	7.2
Albany	15	2	21,372	0.14	4.37	4.37	299,469	1.66	(0.14)	56,819	31.65	14.94	6.6
NY Totals		13	488,949		100.00	100.00	411,978
Weighted Average: New York Franchise								2.60	(1.25)	46,278	24.33	14.67
Aggregate: Entire State of New York							19,543,731	2.99	0.99	58,128	33.38	16.17
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

Kentucky First Federal Bancorp (MHC) (NASDAQ: KFFB)
Demographic Profile (Kentucky First Federal Bancorp (MHC))

Ownership: Current
Market: County

Kentucky (KY)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Perry	4	1	77,694	13.81	53.79	53.79	29,485	0.32	(0.52)	26,505	20.98	11.42	15.9
Franklin	4	3	66,734	7.62	46.21	46.21	49,120	3.01	1.59	51,843	29.57	10.34	10.0
		4	144,428		100.00	100.00	78,605
Weighted Average: Kentucky Franchise								1.56	0.46	38,213	24.95	10.92
Aggregate: Entire State of Kentucky							4,339,471	7.37	3.15	43,765	29.70	12.56
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

McAuliffe Financial, LLC

Table 4.8 (cont.)

Demographic and Economic Data

Comparable Group Companies

Lake Shore Bancorp, Inc. (MHC) (NASDAQ: LSBK)

Demographic Profile (Lake Shore Bancorp, Inc. (MHC))

Ownership: Current

Market: County

New York (NY)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Chautauqua	5	5	210,107	14.31	66.98	66.98	133,857	(4.22)	(2.42)	42,878	28.51	14.30	8.9
Erie	11	5	103,578	0.36	33.02	33.02	913,627	(3.86)	(2.20)	51,345	33.08	14.98	8.9
NY Totals		10	313,685		100.00	100.00	1,047,484
Weighted Average: New York Franchise								(4.10)	(2.35)	45,674	30.02	14.52
Aggregate: Entire State of New York							19,543,731	2.99	0.99	58,128	33.38	16.17
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

LaPorte Bancorp, Inc. (MHC) (NASDAQ: LPSB)
Demographic Profile (LaPorte Bancorp, Inc. (MHC))

Ownership: Current
Market: County

Indiana (IN)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
La Porte	2	7	248,753	18.44	96.11	96.11	112,536	2.21	0.79	51,882	24.91	14.80	11.8
Porter	12	1	10,056	0.47	3.89	3.89	165,244	12.57	3.76	67,001	25.53	14.55	8.7
IN Totals		8	258,809		100.00	100.00	277,780
Weighted Average: Indiana Franchise								2.61	0.90	52,469	24.93	14.79
Aggregate: Entire State of Indiana							6,479,832	6.57	2.38	53,650	28.75	13.18
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

MSB Financial Corp. (MHC) (NASDAQ: MSBF)
Demographic Profile (MSB Financial Corp. (MHC))

Ownership: Current
Market: County

New Jersey (NJ)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Morris	18	1	154,624	0.97	55.25	55.25	496,157	5.52	0.99	104,165	35.24	15.47	8.0
Somerset	11	4	125,233	1.55	44.75	44.75	333,075	11.96	4.24	101,044	32.01	14.59	8.1
NJ Totals		5	279,857		100.00	100.00	829,232
Weighted Average: New Jersey Franchise								8.40	2.44	102,768	33.80	15.08
Aggregate: Entire State of New Jersey							8,822,373	4.85	1.18	72,519	31.65	14.71
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

McAuliffe Financial, LLC

Table 4.8 (cont.)

Demographic and Economic Data

Comparable Group Companies

Pathfinder Bancorp, Inc. (MHC) (NASDAQ: PBHC)

Demographic Profile (Pathfinder Bancorp, Inc. (MHC))

Ownership: Current

Market: County

New York (NY)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Oswego	1	14	316,215	24.69	100.00	100.00	121,448	(0.76)	(0.81)	45,602	24.43	16.05	10.3
NY Totals		14	316,215		100.00	100.00	121,448
Weighted Average: New York Franchise								(0.76)	(0.81)	45,602	24.43	16.05
Aggregate: Entire State of New York							19,543,731	2.99	0.99	58,128	33.38	16.17
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

Prudential Bancorp, Inc. of Pennsylvania (MHC) (NASDAQ: PBIP)

Demographic Profile (Prudential Bancorp, Inc. of Pennsylvania (MHC))

Ownership: Current

Market: County

Pennsylvania (PA)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Philadelphia	12	6	394,511	0.82	90.59	90.59	1,440,459	(5.08)	(2.69)	41,221	33.92	17.13	15.9
Delaware	27	1	40,957	0.38	9.41	9.41	558,034	1.30	(0.11)	65,948	31.62	15.11	9.5
PA Totals		7	435,468		100.00	100.00	1,998,493
Weighted Average: Pennsylvania Franchise								(4.48)	(2.45)	43,547	33.70	16.94
Aggregate: Entire State of Pennsylvania							12,574,407	2.39	0.50	52,723	31.45	13.30
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

SI Financial Group, Inc. (MHC) (NASDAQ: SIFI)

Demographic Profile (SI Financial Group, Inc. (MHC))

Ownership: Current

Market: County

Connecticut (CT)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Windham	1	7	277,171	20.17	42.45	42.45	119,504	9.55	3.66	57,890	28.32	10.66	11.3
New London	7	8	190,083	4.17	29.11	29.11	265,769	2.58	0.08	64,743	27.80	13.28	9.3
Tolland	6	3	119,436	5.64	18.29	18.29	150,350	10.26	2.03	78,072	32.25	15.48	8.6
Hartford	22	2	59,688	0.21	9.14	9.14	885,075	3.25	0.99	64,279	26.59	15.05	11.0
Middlesex	11	1	6,532	0.19	1.00	1.00	167,218	7.83	2.80	76,728	29.66	14.55	8.6
CT Totals		21	652,910		100.00	100.00	1,587,916
Weighted Average: Connecticut Franchise								7.05	2.07	64,350	28.74	12.75
Aggregate: Entire State of Connecticut							3,535,787	3.82	0.94	70,340	30.46	14.72
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

McAuliffe Financial, LLC

Table 4.8 (cont.)

Demographic and Economic Data

Comparable Group Companies

United Community Bancorp (MHC) (NASDAQ: UCBA)

Demographic Profile (United Community Bancorp (MHC))

Ownership: Current

Market: County

Indiana (IN)

County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Dearborn	1	6	340,741	37.48	86.43	86.43	51,396	11.47	3.88	60,588	23.68	11.55	10.6
Ripley	5	3	53,518	9.35	13.57	13.57	28,245	6.49	(0.57)	50,234	20.94	11.78	10.7
IN Totals		9	394,259		100.00	100.00	79,641
Weighted Average: Indiana Franchise								10.79	3.27	59,183	23.31	11.58
Aggregate: Entire State of Indiana							6,479,832	6.57	2.38	53,650	28.75	13.18
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39
Oconee Federal Savings and Loan Association Demographic Profile (Oconee Federal Savings and Loan Association) Ownership: Current Market: County
County	Market Rank	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Percent of State Franchise (%)	Percent of National Franchise (%)	Total Population 2010 (Actual)	Population Change 2000-2010 (%)	Projected Population Change 2010-2015 (%)	Median HH Income 2010 ($)	HH Income Change 2000-2010 (%)	Projected HH Income Change 2010-2015 (%)	Unemploy Rate July 2010
Oconee	2	4	252,752	22.39	100.00	100.00	73,681	11.28	5.33	45,791	25.34	13.10	12.1
SC Totals		4	252,752		100.00	100.00	73,681
Weighted Average: South Carolina Franchise								11.28	5.33	45,791	25.34	13.10
Aggregate: Entire State of South Carolina							4,649,749	15.90	7.89	47,704	28.45	12.50
Aggregate: National							311,212,863	10.59	3.85	54,442	29.12	12.39

Weighted Average is calculated as the sum of (Percent of State/National Franchise * demographic item) within each market. Banks, Thrifts, and Savings Banks included (Retail Branches Only)

Note: National Franchise does not include deposits held in U.S. Territories and other non-states, excluding District of Columbia.

Demographic data is provided by ESRI based primarily on US Census data. For non-census year data, ESRI uses samples and projections to estimate the demographic data. SNL performs calculations on the underlying data provided by ESRI for some of the data presented on this page.

McAuliffe Financial, LLC

When the Holding Company pays dividends on its common stock to public shareholders, it will also be required to pay dividends to Oconee Federal, MHC, unless Oconee Federal, MHC elects to, and is permitted to, waive the receipt of dividends. In recent years, the OTS has generally approved requests from mutual holding companies to waive receipt of dividends. However, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act

Table 4.9

Dividend Data

Company Name	Ticker	Dividend Yield	LTM Dividend Payout Ratio (%)
Cheviot Financial Corp. (MHC)	CHEV	5.21	226.32
Greene County Bancorp, Inc. (MHC)	GCBC	4.06	58.47
Kentucky First Federal Bancorp (MHC)	KFFB	4.00	NM
Lake Shore Bancorp, Inc. (MHC)	LSBK	2.92	48.94
LaPorte Bancorp, Inc. (MHC)	LPSB	0.00	0.00
MSB Financial Corp. (MHC)	MSBF	1.51	75.00
Pathfinder Bancorp, Inc. (MHC)	PBHC	1.99	16.22
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	2.98	60.61
SI Financial Group, Inc. (MHC)	SIFI	1.93	33.33
United Community Bancorp (MHC)	UCBA	6.32	323.08

Average		3.09	93.55
Median		2.95	58.47
Maximum		6.32	323.08
Minimum		0.00	0.00

Source: SNL Securities

provides that, after the regulation of savings and loan holding companies is transferred to the Federal Reserve Board, which is expected to occur in approximately one year, a mutual holding company will be required to give the Federal Reserve Board notice before waiving the receipt of dividends. Also, this Act set standards for granting a waiver, including a requirement that waived dividends be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form. The Federal Reserve Board historically has generally not allowed mutual holding companies to waive the receipt of dividends, and there can be no assurance that the Federal Reserve Board will permit dividend waivers by mutual holding companies such as Oconee Federal.

McAuliffe Financial, LLC

While Oconee Federal’s Holding Company intends to apply for a dividend waiver, it is highly uncertain whether it will be granted. Therefore, Oconee Federal’s business plan projections assume that cash dividends will also be paid to the mutual holding company. As a result, rather than an annual cash outflow of $600,000 to support a $0.40 per share annual cash dividend solely to the public stockholders, Oconee Federal’s annual cash outflow will more than triple, to approximately $1.8 million, to support the payment of cash dividends to Oconee Federal, MHC.

We believe that the market price performance of Oconee Federal’s common stock will likely be adversely affected if dividends to the mutual holding company cannot be waived, since it will have a negative effect on the Association’s cash flow and/or could adversely impact the future level of cash dividends to public shareholders. As a result, we believe that a modest downward adjustment is appropriate for this factor.

Liquidity of the Issue

The Comparable Group contains ten companies that trade on the Nasdaq system. The Holding Company has applied and expects to have the common stock quoted on The Nasdaq Capital Market. Given the size of the stock offering, the level of market capitalization of Oconee Federal’s stock is expected to be at least $15 million. Therefore, it can be expected that the Holding Company’s common stock will have at least a modest degree of trading activity and liquidity. The comparative group has experienced varying degrees of trading volume and, therefore, liquidity in their stocks. The market capitalization of the ten Comparable Group thrifts range from $16.80 million to $78.40 million and the average and median capitalization for the group is $56.27 million and $63.94 million, respectively (see Table 4.10). Therefore the Holding Company’s stock can be expected to have a modestly lower level of liquidity. Based on the foregoing, we believe that a slight downward adjustment to the pro forma market value of Oconee Federal relative to the Comparable Group is warranted.

Management

Exhibit I-3 provides a summary of the resumes of Oconee Federal’s executive officers and directors. The executive management team is supported by approximately 42 other employees. The Association’s management team is small, but it appears to possess the experience and expertise in the key lending and financial service areas that are the focus of the Association’s operations. The financial results of the Association suggest that the Board of

McAuliffe Financial, LLC

Table 4.10

Market Capitalization and Market Data

Company Name	Ticker	Market Value ($M)	Mkt Value of Public Float ($000)	Stock Price	High Price	Low Price	Book Value Per Share	Tang. BV Per Share
Cheviot Financial Corp. (MHC)	CHEV	75.10	22,600	8.48	9.55	7.00	7.91	7.91
Greene County Bancorp, Inc. (MHC)	GCBC	71.10	19,794	17.25	18.50	14.00	10.80	10.80
Kentucky First Federal Bancorp (MHC)	KFFB	78.40	31,200	10.00	13.75	7.80	7.38	5.50
Lake Shore Bancorp, Inc. (MHC)	LSBK	48.20	17,906	7.95	8.50	7.46	9.49	9.49
LaPorte Bancorp, Inc. (MHC)	LPSB	32.80	23,456	7.15	8.04	4.14	10.92	8.91
MSB Financial Corp. (MHC)	MSBF	41.20	23,200	7.94	9.45	6.37	7.72	7.72
Pathfinder Bancorp, Inc. (MHC)	PBHC	16.80	4,600	6.74	8.00	5.11	9.97	8.43
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	71.20	35,100	7.10	10.89	5.52	5.63	5.63
SI Financial Group, Inc. (MHC)	SIFI	71.00	17,800	6.03	7.00	4.15	6.89	6.54
United Community Bancorp (MHC)	UCBA	56.88	16,115	7.25	8.00	6.06	7.07	7.07

Average		56.27	21,177	8.59	10.17	6.76	8.38	7.80
Median		63.94	21,197	7.60	8.98	6.22	7.82	7.82
Maximum		78.40	35,100	17.25	18.50	14.00	10.92	10.80
Minimum		16.80	4,600	6.03	7.00	4.14	5.63	5.50

Source: SNL Financial

Directors and senior management have been effective in implementing an overall operating strategy that can be well managed by the current organizational structure. The Association has indicated that there are currently no senior management vacancies.

The relatively small size of Oconee Federal requires that multiple lines responsibilities be concentrated in a small handful of people. Oconee Federal’s management appears to have established a favorable reputation for the Association in the communities in which it operates. Given the less diversified nature of Oconee Federal’s operations, there has not been a need to significantly expand the staff size. However, any significant expansion and diversification of mortgage and consumer lending and deposit programs will likely require that the size and experience of staff be expanded.

The Comparable Group thrifts, to vary degrees, have undertaken expansion of their management teams and support staff as part of their expansion and diversification strategies, many of which have had these strategies in place for some time. Most savings institutions have been confronted with the need to expand and restructure their management team in response to significant changes in financial, regulatory and operational challenges.

On balance, we believe that no specific adjustment to Oconee Federal’s pro forma market value relative to the Comparable Group is warranted for managerial factors.

Regulatory Impacts

Oconee Federal and the Comparable Group will operate in the same ownership structure and, with the one exception noted below, will be supervised in the same regulatory environment. Also, the Association and the Comparable Group members are adequately capitalized institutions and, therefore, are operating with no apparent regulatory restrictions.

McAuliffe Financial, LLC

Currently, it is difficult to predict what impact the recently enacted Dodd-Frank Act and its resulting regulations will have on Oconee Federal and other small community banks. The ultimate regulatory impacts may not be felt for well over a year. However, as previously discussed under “cash dividends”, the provision of the new Act relating to mutual holding company dividend waivers will restrict the ability of newly created MHCs like Oconee Federal to pay dividends. Since we have already adjusted Oconee Federal’s pro forma market value downward for this factor, no further adjustment is necessary.

Therefore, based on the above, we believe that no adjustment for regulatory impacts is warranted.

Marketing of the Issue

Marketing of the issue takes into consideration: (1) trends and conditions in the overall thrift market, as well as (2) the anticipated impact of the new issue market for thrift conversions on subscription interest for Oconee Federal’s stock offering.

Beginning in 2007, the long-term positive trend in thrift stocks reversed and accelerated downward during 2008, due to the financial crisis that manifest in the subprime and collateralized debt obligation (“CDO”) market. Particularly during the second half of 2008 and into the first quarter of 2009, the broader stock market declines followed financial stocks which exhibited significant volatility and declines in value. During this time, the U.S. government placed Fannie Mae and Freddie Mac into conservatorship, as well as seizing and/or forcing the sales of major financial institutions such as IndyMac, Countrywide, Washington Mutual and Lehman Brothers.

Fears and pessimism in the financial markets were directly related to fears of a deepening recession, rising unemployment, the continued housing slump with declines in both sales and home values, and rising levels of delinquencies and foreclosures throughout the country. Concerns mounted regarding larger write-downs on residential mortgages, consumer and corporate debt, as significant write-downs were reported by the largest financial institutions. Notwithstanding the financial stimulus and rescue plans implemented by various agencies of the federal government, commercial bank and thrift stocks continued to lead the stock market lower.

McAuliffe Financial, LLC

Based on performance of various indices, the nadir of stock market performance was reached during March 2009. Since March 2009, the time period that appears to be the bottom of the market for the general stock market, a partial recovery in the financial markets appears to have taken hold.

Towards the end of the first quarter of 2009, the sharp declines in the stock market reversed as the credit crisis began to abate in the financial markets. Notwithstanding the improvement in stock and debt market conditions between March 2009 and March 2010, stock prices of most thrifts and smaller community banks did not experience as much overall improvement as did the general markets. Although guarded in their opinions, until very recently most economists believed that a bottom to the recent financial crisis had been reached and the U.S. economy had stabilized. Since April of 2010, however, the financial markets, both the stock market and bond market, have experienced severe volatility due to conflicting signals from both the U.S. and Europe regarding the actual resumption of economic growth. In particular, sovereign debt repayment problems of various European nations has exacerbated the instability in the financial markets in both the U.S. and globally.

Notwithstanding the federal government’s efforts to promote fiscal stimulus, signs of economic growth have only been quite modest through the second quarter of 2010. The consensus of both government and private economists is that for at least the remainder of 2010 and 2011, GDP growth will remain only modest, unemployment rates will remain stubbornly high (close to or above 9%) and the timing for any improvement in the housing market still remains highly uncertain.

As shown in Table 4.11, the SNL Thrift Index and Thrift MHC Index peaked early in December 2006 at 2,271.92 and 3,874.74, respectively. Both indexes experienced a drop throughout 2007 and 2008, with particular steep drops in late 2008 and early 2009. These indexes did not begin to recover until March 2009, when the total Thrift Index bottomed out at 1,419.23 and the MHC Index was at 2,718.60. Between June 2009 and April 2010, both indexes resumed an upward path.

However, reflecting the severe volatility in the financial markets since April 2010 and the uncertainty surrounding the new financial reform legislation, between April 30, 2010 and September 3, 2010, the Thrift Index has declined 17.2% and the MHC Index has declined a larger 23.6%.

McAuliffe Financial, LLC

Table 4.11

Thrift & MHC Stock Price Trends

December 30, 2005 – September 3, 2010

Date	Index SNL Thrift MHCs Price	Index SNL Thrift Price
09/03/2010	2,609.15	1,417.15
08/31/2010	2,515.14	1,373.51
07/30/2010	3,058.49	1,551.75
06/30/2010	3,070.10	1,520.12
05/28/2010	3,178.13	1,586.58
04/30/2010	3,414.22	1,711.92
03/31/2010	3,314.37	1,681.70
02/26/2010	3,147.89	1,620.81
01/29/2010	3,017.61	1,587.91
12/31/2009	2,962.45	1,597.45
11/30/2009	2,794.29	1,539.55
10/30/2009	2,844.73	1,535.43
09/30/2009	2,950.43	1,562.25
08/31/2009	2,863.14	1,556.91
07/31/2009	2,943.56	1,598.35
06/30/2009	2,891.71	1,513.52
05/29/2009	3,001.47	1,558.89
04/30/2009	2,965.13	1,547.97
03/31/2009	2,899.89	1,516.66
02/27/2009	2,718.60	1,419.23
01/30/2009	3,094.29	1,550.65
12/31/2008	3,383.36	1,814.89
11/28/2008	3,401.84	1,862.79
10/31/2008	3,574.24	1,962.96
09/30/2008	3,624.19	2,033.91
08/29/2008	3,601.30	1,988.93
07/31/2008	3,468.81	1,936.22
06/30/2008	3,259.19	1,815.29
05/30/2008	3,525.69	1,999.62
04/30/2008	3,437.77	2,033.46
03/31/2008	3,431.09	2,001.64
02/29/2008	3,321.35	1,921.28
01/31/2008	3,352.70	1,988.48
12/31/2007	3,293.66	1,928.25
11/30/2007	3,449.34	1,984.02
10/31/2007	3,608.16	2,074.65
09/28/2007	3,602.59	2,112.00
08/31/2007	3,516.59	2,074.73
07/31/2007	3,297.83	1,913.10
06/29/2007	3,558.18	2,051.39
05/31/2007	3,743.56	2,164.63
04/30/2007	3,753.57	2,129.63
03/30/2007	3,773.64	2,175.28
02/28/2007	3,782.34	2,196.60
01/31/2007	3,849.21	2,246.69
12/29/2006	3,874.74	2,271.92
11/30/2006	3,839.14	2,235.30
10/31/2006	3,663.36	2,209.97
09/29/2006	3,526.11	2,148.66
08/31/2006	3,378.51	2,113.67
07/31/2006	3,312.66	2,090.09
06/30/2006	3,252.88	2,079.80
05/31/2006	3,165.50	2,065.68
04/28/2006	3,159.68	2,074.82
03/31/2006	3,144.95	2,069.34
02/28/2006	3,013.78	2,011.80
01/31/2006	2,972.95	1,994.21
12/30/2005	2,912.45	1,952.72

Source: SNL Financial

McAuliffe Financial, LLC

As a result of deteriorating financial market conditions, the number of MHC offerings declined between 2007 and 2008. The number of such offerings declined further in 2009 to just one (Cullman Bancorp, Inc.). The pro forma price to fully converted book value multiples of MHC conversions have trended downward since 2007 (see Table 4.12). Through September 3 of this year, no MHC offering has been successfully completed in 2010. One pending MHC offering, that of Fairfield County Bank Corp. in Connecticut, has been delayed.

Table 4.12

MHC Reorganizations

Since (12/31/2006)

Company	Ticker	IPO Date	IPO Price	% Retained by MHC	Net Proceeds	Price to Pro Forma Fully Converted Book Value

MSB Financial Corp. (MHC)	MSBF	01/05/2007	10.00	55.00	21,372	84.26
Polonia Bancorp (MHC)	PBCP	01/16/2007	10.00	55.00	11,990	84.49
Oritani Financial Corp.	ORIT	01/24/2007	6.67	68.00	94,926	83.79
Delanco Bancorp, Inc. (MHC)	DLNO	04/02/2007	10.00	55.00	5,769	74.70
Sugar Creek Financial Corp. (MHC)	SUGR	04/04/2007	10.00	55.00	2,868	66.38
TFS Financial Corporation (MHC)	TFSL	04/23/2007	10.00	68.34	801,450	88.33
Hometown Bancorp, Inc. (MHC)	HTWC	06/29/2007	10.00	55.00	8,617	83.48
Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	07/16/2007	10.00	55.70	183,978	83.88
FSB Community Bankshares, Inc. (MHC)	FSBC	08/15/2007	10.00	53.00	6,485	62.14
LaPorte Bancorp, Inc. (MHC)	LPSB	10/15/2007	10.00	52.73	9,225	73.03
Northfield Bancorp, Inc. (MHC)	NFBK	11/08/2007	10.00	55.00	163,317	83.00
		2007 Average				78.86
		2007 Median				83.48

Sound Financial, Inc. (MHC)	SNFL	01/09/2008	10.00	55.00	10,439	72.80
Meridian Interstate Bancorp, Inc. (MHC)	EBSB	01/23/2008	10.00	55.00	86,437	74.04
William Penn Bancorp, Inc. (MHC)	WMPN	04/16/2008	10.00	70.00	8,054	56.42
Malvern Federal Bancorp, Inc. (MHC)	MLVF	05/20/2008	10.00	55.00	21,452	63.69
Auburn Bancorp, Inc. (MHC)	ABBB	08/18/2008	10.00	55.00	1,347	59.83
		2008 Average				65.36
		2008 Median				63.69

Cullman Bancorp, Inc. (MHC)	CULL	10/09/2009	10.00	55.00	8,507	53.87
		2009 Average				53.87
		2009 Median				53.87

Source: SNL Financial

As shown in Table 4.13, aftermarket price performance has been weak, with 13 of 16 MHCs trading below their IPO prices. The average and median price declines for the 16 MHC thrifts are 21.8% and 25.1%, respectively.

As a result of limited investor interest and demand for thrift IPO stocks, a total of only 8 conversion offerings, all MHC second steps, have been completed in 2010. Most of these conversion offerings were completed between the minimum and midpoint of the offering range. Reflecting the uncertainty in the financial markets, other conversion offerings have been delayed.

McAuliffe Financial, LLC

Table 4.13

Aftermarket Price Performance

Of Mutual Holding Company Offerings

				Price Change from IPO
Company	Ticker	IPO Date	Initial Price	After 1 Day %	After 1 week %	After 1 Month %	After 3 Months %	To Date %
Cullman Bancorp, Inc. (MHC)	CULL	10/09/2009	10.0000	1.00	1.20	0.20	3.50	(4.00)
Auburn Bancorp, Inc. (MHC)	ABBB	08/18/2008	10.0000	0.00	(5.00)	(5.00)	(3.00)	(33.50)
Malvern Federal Bancorp, Inc. (MHC)	MLVF	05/20/2008	10.0000	9.80	10.00	10.00	2.60	(25.20)
William Penn Bancorp, Inc. (MHC)	WMPN	04/16/2008	10.0000	17.50	25.00	37.50	40.00	35.00
Meridian Interstate Bancorp, Inc. (MHC)	EBSB	01/23/2008	10.0000	(4.00)	(5.20)	(4.90)	(0.40)	10.00
Sound Financial, Inc. (MHC)	SNFL	01/09/2008	10.0000	(10.00)	(10.00)	(8.50)	(8.40)	(50.00)
Northfield Bancorp, Inc. (MHC)	NFBK	11/08/2007	10.0000	4.50	13.00	4.90	5.10	12.80
LaPorte Bancorp, Inc. (MHC)	LPSB	10/15/2007	10.0000	(8.10)	(13.80)	(21.00)	(28.60)	(28.52)
FSB Community Bankshares, Inc. (MHC)	FSBC	08/15/2007	10.0000	0.00	0.00	(5.00)	(5.00)	(25.00)
Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	07/16/2007	10.0000	(7.90)	(6.80)	(11.50)	(1.90)	(13.00)
Hometown Bancorp, Inc. (MHC)	HTWC	06/29/2007	10.0000	0.00	0.00	(5.00)	(19.30)	(48.60)
TFS Financial Corporation (MHC)	TFSL	04/23/2007	10.0000	17.90	18.00	23.40	18.50	(2.90)
Sugar Creek Financial Corp. (MHC)	SUGR	04/04/2007	10.0000	0.00	0.00	6.00	6.00	(43.00)
Delanco Bancorp, Inc. (MHC)	DLNO	04/02/2007	10.0000	0.00	0.00	(5.00)	(9.00)	(72.50)
Polonia Bancorp (MHC)	PBCP	01/16/2007	10.0000	1.00	1.40	0.50	(0.50)	(40.00)
MSB Financial Corp. (MHC)	MSBF	01/05/2007	10.0000	23.00	21.50	19.30	16.00	(20.60)

Average				2.79	3.08	2.24	0.98	(21.81)
Median				0.00	0.00	(2.35)	(0.45)	(25.10)

Source: SNL Financial

Two MHC second step conversions, Capitol Federal Financial, Inc. in Kansas and FedFirst Financial Corp in Pennsylvania, are in the process of re-solicitation after lowering their values.

Bank and Thrift Failures since 2008

McAuliffe Financial, LLC

Oconee Federal’s stock offering will also be competing against the negative media attention given to the heavy concentration of commercial bank and thrift failures in the Southeast (particularly Florida, Georgia and South Carolina) during 2009 and 2010 (see map on previous page). At least 15 bank and thrift failures have been announced in South Carolina and neighboring Georgia during 2009 and 2010.

As we previously discussed, Oconee Federal has effectively limited a predominant portion of its depositors to the local communities in, and contiguous to, Oconee County (approximately 96% of all deposit balances are from the local areas of South Carolina). Therefore, the Association anticipates that most of the subscription interest in its offering will be local, thereby limiting the amount of any potential speculative interest from outside of South Carolina.

Based on the above mentioned factors, i.e., the continuing weakness in thrift equity market conditions, the weakness in the aftermarket for initial thrift offerings and the continuing weakness in investor demand for thrift IPOs, we believe that a new issue discount applied to the price to book (and tangible book) valuation approach is appropriate in Oconee Federal’s offering. As a result, we believe a moderate downward adjustment is warranted for the marketing of Oconee Federal’s stock issue.

Summary of Valuation Adjustments

Overall, based on the factors discussed in this section, we have concluded that Oconee Federal’s pro forma market value should reflect the following valuation adjustments relative to the Comparable Group:

Valuation Factor	Valuation Adjustment

Financial Condition	Slight Upward
Balance Sheet Growth	No Adjustment
Earnings Performance	No Adjustment
Market Area	Slight Downward
Dividends	Modest Downward
Liquidity of the Issue	Slight Downward
Management	No Adjustment
Recent Regulatory Matters	No Adjustment
Marketing of the Issue	Moderate Downward

McAuliffe Financial, LLC

V.	MARKET VALUE DETERMINATION

Introduction

In accordance with the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, we have considered three key pricing ratios: (1) price/earnings (or “P/E”), (2) price/book value (or “P/B”), and (3) price/assets (or “P/A”). All of these pricing approaches were calculated on a pro forma basis including the effects of the stock proceeds. We have incorporated the valuation assumptions and parameters disclosed in the Association’s offering prospectus for reinvestment rate, effective income tax rate, stock benefit plans and offering expenses. We have also incorporated the assumption that, as part of the conversion offering, the Association will contribute cash and stock of $2.5 million to a newly established charitable foundation.

In our estimate of Oconee Federal’s pro forma market value, the pricing ratios of the Comparable Group were analyzed. We also assessed the pricing ratios of all publicly traded MHCs as well as recent MHC conversion offerings.

The Comparable Group thrifts’ pricing ratios have been adjusted to reflect the application of pro forma second stage conversion assumptions to their current MHC structures. Those assumptions include the sale of all MHC shares at their current trading price on September 3, 2010, the reduction of the gross proceeds to recognize the impact of offering expenses and stock benefit plans and the reinvestment of the net proceeds at current short-term market rates and tax affected.

Discussion of Pricing Ratios

Price to Earnings Ratio

We believe that investors place their primary emphasis on making purchase decisions on the recent earnings results and expected profitability of savings institutions. Therefore, we believe it is appropriate to place considerable emphasis on the pro forma price/earnings valuation approach in deriving a fair market value for a converting savings institution. However, price/earnings ratios for some savings institutions are less meaningful as a result of the variability of reported earnings due to non-operating gains and losses, particularly over the last two years. As a proper basis for comparison, the price to core earnings ratio was also utilized for both the Association and Comparable Group to eliminate any non-recurring items.

McAuliffe Financial, LLC

Price to Book Value/Price to Tangible Book Value Ratio

We also give considerable weight to the pro forma price/book value approach. This valuation method also is closely analyzed by investors in making investment decisions, particularly for a converting thrift institution. However, it is important to note that the “book value” of a company is an accounting derived concept that represents the historically accumulated retained earnings of such entity. Such book value does not necessarily take into consideration the current earnings power of the company. Obviously, a converting thrift institution has a base of capital in place prior to the time of conversion. To attempt to value such converting institution at a pro forma price/book value ratio equal to or even close to the price/book value ratios of publicly traded stock institutions will result, in most cases, in an unrealistic valuation that is unacceptable in the marketplace. Thus, a disproportionate reliance on a price/book value approach may result in unrealistic estimated pro forma market value of the Association. This is particularly true since investors will be seeking a certain minimum, and thus reasonable, return on equity (“ROE”).

Therefore, we believe that in determining an appropriate value for a converting institution such as Oconee Federal, the pro forma price/book value ratio must be balanced against the pro forma price/earnings ratio and the pro forma price/assets ratio. Investors will also price financial institutions on a tangible book basis because it incorporates the price/book approach, adjusted for intangibles, if any.

Price to Assets Ratio

One other valuation method, the pro forma price/assets ratio, is most applicable for valuing savings institutions with low net worth and/or very low operating income or losses. Since this is not the case for Oconee Federal, we have placed less weight on this approach but have considered the reasonableness of the resulting price/assets ratio in our valuation process.

Fully Converted Pro Forma Value

Based upon the adjustments discussed in the previous section, Oconee Federal’s midpoint value as if fully converted is estimated to be $48,000,000. Based upon a range below and above the midpoint value, the relative values are $40,800,000 at the minimum and $55,200,000 at the maximum, respectively. At the super maximum of the range, the offering value would be $63,480,000.

McAuliffe Financial, LLC

At the various levels of the estimated value range, the full offering would result in the following offering data:

Table 5.1

Value Range – Full Offering

(As if Fully Converted)

	Total	Price	Total
	Shares	Per Share	Value
Appraised Value – Midpoint	4,800,000	$10.00	$48,000,000

Range:
- Minimum	4,080,000	$10.00	$40,800,000
- Maximum	5,520,000	$10.00	$55,200,000
- Super-Maximum	6,348,000	$10.00	$63,480,000

Table 5.2 highlights the key pro forma pricing ratios for Oconee Federal, based on the above valuation range, and compares such ratios to the Comparable Group’s mean and median pricing ratios.

Table 5.2

As If Fully Converted Pricing Ratios

		Oconee Federal	Comparables		All MHCs
			Mean	Median	Mean	Median
	Min	16.95
Price-Core Earnings Ratio (P/CoreE)	Mid	20.41	25.91	20.48	23.54	18.53
	Max	23.81
	Smax	28.57

	Min	44.03
Price-to-Book Ratio (P/B)	Mid	48.54	65.03	67.09	56.94	56.44
	Max	52.52
	Smax	56.53

	Min	44.03
Price-to-Tangible Book Ratio (P/TB)	Mid	48.54	67.89	67.09	57.87	57.59
	Max	52.52
	Smax	56.53

	Min	11.16
Price-to-Assets (P/A)	Mid	12.91	12.36	10.87	10.23	8.96
	Max	14.60
	Smax	16.48

McAuliffe Financial, LLC

Table 5.3 specifically compares the Association’s pro forma price/earnings, price/core earnings, price/book (and price/tangible book), and price/assets ratios, based on the $48,000,000 midpoint value, to the Comparable Group’s average and median ratios. Based on Oconee Federal’s midpoint value, the Association is priced at appropriate discounts to the Comparable Group on a price/earnings and price/book value (and price/tangible book value) basis.

Table 5.3

Comparable Group as if Fully Converted

Pricing Multiple Comparison

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
Oconee Federal (at midpoint) Full Conversion	19.61	20.41	48.54	48.54	12.91
Comparable Group Average	26.92	25.91	65.03	67.89	12.36
Discount (Premium)	27.15	21.23	25.36	28.50	(4.46)
Comparable Group Median	21.43	20.48	67.09	67.09	10.87
Discount (Premium)	8.49	0.32	27.65	27.65	(18.77)

Table 5.4 presents in more detail the pro forma pricing calculations for Oconee Federal and the Comparable Group.

MHC Valuation

The Association pricing at the midpoint for a MHC conversion assuming an issuance of 33% is $15,840,000 (see Table 5.5). Based upon a range below and above the midpoint value, the relative values are $13,464,000 at the minimum and $18,216,000 at the maximum, respectively. At the super maximum of the range, the offering value would be $20,948,400.

Table 5.6 presents Oconee Federal’s pro forma pricing ratios, based on the $15,840,000 midpoint of the MHC offering range, and highlights the Association’s discounts and premiums to the Comparable Group’s unadjusted pricing ratios. Table 5.7 presents in more detail the pro forma MHC pricing calculations for Oconee Federal and the pricing ratios for the Comparable Group.

Table 5.5

Value Range – MHC Offering Data

	Total	Price	Total
MHC Valuation Range	Shares	Per Share	Value

Appraised Value – Minimum- $40,800,000 @ 33%	1,346,400	$10.00	$13,464,000
Appraised Value – Midpoint - $48,000,000 @ 33%	1,584,000	$10.00	$15,840,000
Appraised Value – Maximum - $55,200,000 @ 33%	1,821,600	$10.00	$18,216,000
Appraised Value – Super-Max - $63,480,000 @ 33%	2,094,840	$10.00	$20,948,400

McAuliffe Financial, LLC

Table 5.4

Pro Forma Pricing for

Oconee Federal Savings & Loan Association

Implied Market Pricing for Fully Converted MHC’s

As of September 3, 2010

			Market		Per Share Data (2)
			Capitalization		Core	Book						Dividends (4)			Financial Characteristics (6)
				Market	12 Month	Value/	Pricing Ratios (3)					Amount/		Payout	Total	Equity/	Tang Eq./	NPAs/	Reported		Core
		State	Price (1)	Value	EPS	Share	P/E	P/B	P/TB	P/A	P/Core	Share	Yield	Ratio	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Oconee Federal S & LA
Supermaximum				$63.48	$0.35	$17.69	27.78	56.53	56.53	16.48	28.57
Maximum				$55.20	$0.42	$19.04	23.26	52.52	52.52	14.60	23.81
Midpoint		SC	$10.00	$48.00	$0.49	$20.60	19.61	48.54	48.54	12.91	20.41	$0.40	4.00	78.43	$333,546	17.89	17.89	1.42	0.80	4.44	0.78	4.32
Minimum				$40.80	$0.59	$22.71	16.39	44.03	44.03	11.16	16.95

All MHC Public Companies
Averages			$7.62	$139.78	$0.14	$8.65	32.10	56.94	57.87	10.23	23.54	$0.04	1.65	88.72	$903,217	11.96	11.69	4.10	0.10	0.70	0.19	1.79
Median			$7.20	$22.37	$0.15	$7.84	23.64	56.44	57.59	8.96	18.53	$0.01	0.62	33.33	$275,712	10.96	10.66	2.40	0.27	2.07	0.28	2.22

Comparable Group
Averages			$8.59	$56.27	$0.38	$8.38	26.92	65.03	67.89	12.36	25.91	$0.07	3.04	93.55	$465,849	12.70	11.88	1.97	0.48	4.46	0.47	4.32
Median			$7.60	$63.95	$0.28	$7.79	21.43	67.09	67.09	10.87	20.48	$0.06	2.92	58.47	$449,448	11.21	10.82	1.47	0.53	3.89	0.50	3.30

Comparable Group
Cheviot Financial Corp. (MHC)	CHEV	OH	$8.48	$75.14	$0.19	$7.91	41.9	68.1	68.1	19.21	27.1	$0.11	5.19	226.32	$351,046	19.98	19.98	1.86	0.48	2.41	0.48	2.41
Greene County Bancorp, Inc. (MHC)	GCBC	NY	$17.25	$71.09	$1.18	$10.80	14.3	89.8	89.8	13.41	14.3	$0.18	4.06	58.47	$495,323	8.98	8.98	0.79	1.03	11.50	1.05	11.50
Kentucky First Federal Bancorp (MHC)	KFFB	KY	$10.00	$78.41	$0.02	$7.38	NM	79.3	93.1	28.09	77.0	$0.10	4.00	NM	$238,355	24.30	19.31	3.07	-0.01	-0.04	0.05	0.22
Lake Shore Bancorp, Inc. (MHC)	LSBK	NY	$7.95	$48.21	$0.47	$9.49	16.3	58.3	58.3	9.95	12.7	$0.06	3.02	48.94	$460,441	12.52	12.52	0.60	0.65	4.97	0.65	4.97
LaPorte Bancorp, Inc. (MHC)	LPSB	IN	$7.15	$32.78	$0.46	$10.92	11.4	49.9	58.0	7.22	14.8	$0.00	0.00	0.00	$438,455	11.42	9.52	1.50	0.69	5.59	0.52	4.19
MSB Financial Corp. (MHC)	MSBF	NJ	$7.94	$41.17	$0.16	$7.67	47.1	67.1	67.1	10.83	30.6	$0.03	1.51	75.00	$358,743	11.14	11.14	7.23	0.22	2.00	0.22	2.00
Pathfinder Bancorp, Inc. (MHC)	PBHC	NY	$6.74	$16.75	$0.65	$9.97	7.7	41.6	46.0	4.13	5.3	$0.03	1.78	16.22	$396,332	7.81	6.91	1.43	0.58	7.73	0.51	6.92
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	PA	$7.10	$71.22	$0.37	$5.63	21.4	69.7	69.7	12.19	14.7	$0.05	2.82	60.61	$538,260	10.49	10.49	0.59	0.63	5.83	0.71	6.59
SI Financial Group, Inc. (MHC)	SIFI	CT	$6.03	$71.02	$0.15	$6.89	30.1	59.5	61.6	7.66	26.2	$0.03	1.99	33.33	$889,435	9.12	8.70	0.97	0.25	2.80	0.21	2.39
United Community Bancorp (MHC)	UCBA	IN	$7.25	$56.88	$0.14	$7.11	52.0	67.0	67.0	10.91	36.5	$0.11	6.07	323.08	$492,104	11.27	11.27	1.61	0.24	1.83	0.26	1.98

(1)	Closing Price.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effective basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total asset balances.
(7)	Excludes from averages and medians those companies that are subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, SNL Financial, LC and McAuliffe Financial calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

McAuliffe Financial, LLC

Table 5.6

Comparable Group

MHC Pricing Multiple Comparison

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
Oconee Federal (at midpoint) MHC	19.23	19.61	67.61	67.61	13.96
Comparable Group Average	28.58	29.05	103.84	111.66	13.52
Discount (Premium)	32.71	32.50	34.89	39.45	(3.26)
Comparable Group Median	21.52	19.10	102.73	102.73	11.51
Discount (Premium)	10.64	(2.67)	34.19	34.19	(21.24)

Valuation Conclusion

It is therefore McAuliffe Financial’s opinion that as of September 3, 2010, the estimated pro forma market value of Oconee Federal on a fully converted basis was $48,000,000 at the midpoint of a range with a minimum of $40,800,000 to a maximum of $55,200,000 at 15% below and 15% above the midpoint of the range, respectively. Based on an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value is $63,480,000.

Using the pro forma market values for a full conversion, the amount of stock publicly offered as part of the MHC reorganization issuing 33% to the public stockholders will equal 1,346,400 shares, 1,584,000 shares, 1,821,600 shares and 2,094,840 shares at the minimum, midpoint, maximum and super maximum, respectively, at $10.00 per share.

This appraisal represents an initial valuation for Oconee Federal. Due to the duration of time that passes between the time this appraisal report is written and the time the offering closes, numerous factors could lead McAuliffe Financial to update or revise the appraised value of the Association. Some factors that could lead McAuliffe Financial to adjust the appraised value include: (1) changes in the Association’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the financial markets; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, McAuliffe Financial will prepare an appraisal update to appropriately adjust the value of the Association. At the time of closing of the stock offering, McAuliffe Financial will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Association.

McAuliffe Financial, LLC

Table 5.7

Pro Forma Pricing for

Oconee Federal Savings & Loan Association

Public Market Pricing

As of September 3, 2010

			Market		Per Share Data (2)
			Capitalization		Core	Book						Dividends (4)			Financial Characteristics (6)
				Market	12 Month	Value/	Pricing Ratios (3)					Amount/		Payout	Total	Equity/	Tang Eq./	NPAs/	Reported		Core
		State	Price (1)	Value	EPS	Share	P/E	P/B	P/TB	P/A	P/Core	Share	Yield	Ratio	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Oconee Federal S & LA
Supermaximum				$63.48	$0.38	$11.88	26.32	84.18	84.18	18.22	27.03
Maximum				$55.20	$0.45	$13.24	22.22	75.53	75.53	15.95	23.26
Midpoint		SC	$10.00	$48.00	$0.52	$14.79	19.23	67.61	67.61	13.96	19.61	$0.40	4.00	78.43	$333,546	17.89	17.89	1.42	0.80	4.44	0.78	4.32
Minimum				$40.80	$0.62	$16.90	16.13	59.17	59.17	11.93	16.67

All MHC Public Companies
Averages			$7.62	$139.78	$0.14	$8.65	27.39	86.68	89.68	11.08	39.35	$0.04	1.65	88.72	$903,217	11.96	11.69	4.10	0.10	0.70	0.19	1.79
Median			$7.20	$22.37	$0.15	$7.84	23.08	78.16	80.27	9.21	25.85	$0.01	0.62	33.33	$275,712	10.96	10.66	2.40	0.27	2.07	0.28	2.22

Comparable Group
Averages			$8.59	$56.27	$0.38	$8.38	28.58	103.84	111.66	13.52	29.05	$0.07	3.04	93.55	$465,849	12.70	11.88	1.97	0.48	4.46	0.47	4.32
Median			$7.60	$63.95	$0.28	$7.79	21.52	102.73	102.73	11.51	19.10	$0.06	2.92	58.47	$449,448	11.21	10.82	1.47	0.53	3.89	0.50	3.30

Comparable Group
Cheviot Financial Corp. (MHC)	CHEV	OH	$8.48	$75.14	$0.19	$7.91	44.6	107.2	107.2	21.41	44.7	$0.11	5.19	226.32	$351,046	19.98	19.98	1.86	0.48	2.41	0.48	2.41
Greene County Bancorp, Inc. (MHC)	GCBC	NY	$17.25	$71.09	$1.18	$10.80	14.6	159.7	159.7	14.34	14.6	$0.18	4.06	58.47	$495,323	8.98	8.98	0.79	1.03	11.50	1.05	11.50
Kentucky First Federal Bancorp (MHC)	KFFB	KY	$10.00	$78.41	$0.02	$7.38	NM	135.5	181.9	32.94	NM	$0.10	4.00	NM	$238,355	24.30	19.31	3.07	-0.01	-0.04	0.05	0.22
Lake Shore Bancorp, Inc. (MHC)	LSBK	NY	$7.95	$48.21	$0.47	$9.49	16.9	83.8	83.8	10.49	16.9	$0.06	3.02	48.94	$460,441	12.52	12.52	0.60	0.65	4.97	0.65	4.97
LaPorte Bancorp, Inc. (MHC)	LPSB	IN	$7.15	$32.78	$0.46	$10.92	11.5	65.5	80.3	7.48	15.4	$0.00	0.00	0.00	$438,455	11.42	9.52	1.50	0.69	5.59	0.52	4.19
MSB Financial Corp. (MHC)	MSBF	NJ	$7.94	$41.17	$0.16	$7.67	49.6	103.5	103.5	11.47	49.6	$0.03	1.51	75.00	$358,743	11.14	11.14	7.23	0.22	2.00	0.22	2.00
Pathfinder Bancorp, Inc. (MHC)	PBHC	NY	$6.74	$16.75	$0.65	$9.97	9.1	67.6	80.0	4.29	10.4	$0.03	1.78	16.22	$396,332	7.81	6.91	1.43	0.58	7.73	0.51	6.92
Prudential Bancorp, Inc. of Pennsylvania (MHC)	PBIP	PA	$7.10	$71.22	$0.37	$5.63	21.5	126.2	126.2	13.23	19.1	$0.05	2.82	60.61	$538,260	10.49	10.49	0.59	0.63	5.83	0.71	6.59
SI Financial Group, Inc. (MHC)	SIFI	CT	$6.03	$71.02	$0.15	$6.89	33.5	87.5	92.3	7.98	39.2	$0.03	1.99	33.33	$889,435	9.12	8.70	0.97	0.25	2.80	0.21	2.39
United Community Bancorp (MHC)	UCBA	IN	$7.25	$56.88	$0.14	$7.11	55.8	102.0	102.0	11.56	51.6	$0.11	6.07	323.08	$492,104	11.27	11.27	1.61	0.24	1.83	0.26	1.98

(1)	Closing Price.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effective basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total asset balances.
(7)	Excludes from averages and medians those companies that are subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, SNL Financial, LC and McAuliffe Financial calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.